Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

FG MERGER II CORP.,

FG MERGER SUB II INC., and

BOXABL INC.,

Dated as of August 4, 2025

TABLE OF CONTENTS

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 4, 2025 by and among (i) FG MERGER II CORP., a Nevada corporation (together with its successors, the “Acquiror”), (ii) FG MERGER SUB II INC., a Nevada corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub” and together with the Acquiror, the “Acquiror Entities”), and (iii) BOXABL INC., a Nevada corporation, (the “Company” and, together with its Subsidiaries, the “Boxabl Companies”). The Acquiror, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A.            The Acquiror is a blank check company incorporated as a Nevada corporation for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

B.            The Acquiror owns all of the issued and outstanding shares of common stock of Merger Sub, which was formed for the sole purpose of the Mergers (as defined below);

C.            Upon the terms and subject to the conditions set forth herein, the Parties intend to effect a business combination transaction pursuant to which Merger Sub will merge with and into the Company in accordance with the applicable provisions of the Nevada Act and the TBOC (the “First Merger”), with the Company continuing as the surviving entity (the “First Merger Surviving Company”);

D.            Immediately following the effectiveness of the First Merger and upon the terms and subject to the conditions of this Agreement, the Parties intend to effect a business combination transaction pursuant to which the First Merger Surviving Company will merge with and into Acquiror in accordance with the applicable provisions of the Nevada Act and the TBOC (the “Second Merger” and, together with the First Merger, the “Mergers”), with Acquiror continuing as the surviving entity (the “Second Merger Surviving Company” or “Surviving Pubco”);

E.             Concurrently with the execution hereof, FG Merger Investors II LLC, a Nevada limited liability company (“Sponsor”), has entered into a support agreement (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, upon the terms and subject to the conditions set forth therein, vote its shares of Acquiror Common Stock in favor of the Acquiror Transaction Proposals;

F.             Concurrently with the execution hereof, certain Company Stockholders have entered into a support agreement (the “Company Support Agreement”), pursuant to which such Company Stockholders have agreed to, among other things, upon the terms and subject to the conditions set forth therein, vote their shares of Company Common Stock in favor of the Company Transaction Proposals;

G.            Concurrent with the Closing, (a) the Acquiror and the Company will enter into a Lock-Up Agreement in favor of Acquiror and the Company substantially in the form attached hereto as Exhibit A-1 (each, a “Company Lock-Up Agreement”), with certain Company Stockholders, and (b) the Acquiror and the Company will enter into a Lock-Up Agreement in favor of Acquiror and the Company substantially in the form attached hereto as Exhibit A-2 (each, a “Sponsor Lock-Up Agreement”) with the Sponsor;

H.            For U.S. federal income Tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment), the Parties intend that (i) the Mergers, taken together, are treated as integrated steps of a single transaction qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code and the Treasury Regulations promulgated thereunder to which the Parties are parties under Section 368(b) of the Code (the “Intended Tax Treatment”), and (ii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a); and

I.              Certain capitalized terms used herein are defined in Section 1.1 hereof.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1.            Definitions. As used herein, the following terms shall have the following meanings:

“2021 Consolidated Appropriations Act” means the Consolidated Appropriations Act, 2021, or applicable rules and regulations promulgated thereunder, as amended from time to time.

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Charter Amendment” means that certain Second Amended and Restated articles of incorporation of Acquiror, in form and substance reasonably satisfactory to the Parties.

“Acquiror Common Stock” means common stock of Acquiror, par value $0.0001 per share.

“Acquiror Conversion” has the meaning specified in Section 2.1.

“Acquiror Cure Period” has the meaning specified in Section 10.1(h).

“Acquiror D&O Tail Policy” has the meaning specified in Section 8.7(d).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to ARTICLE V.

“Acquiror Entities” has the meaning specified in the Preamble hereto.

“Acquiror Financing Certificate” has the meaning specified in Section 2.5(c)(i).

“Acquiror Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of Acquiror and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror or its Subsidiaries to perform any of their respective covenants or obligations under this Agreement or any Ancillary Agreement or to timely consummate the transactions contemplated hereby or thereby; provided, that no change, event or occurrence described in clauses (i) through (x) of the definition of Company Material Adverse Effect (which shall apply as to Acquiror and its Subsidiaries, mutatis mutandis) shall be deemed to constitute an Acquiror Material Adverse Effect or be taken into account in determining whether an Acquiror Material Adverse Effect pursuant to clause (a) has occurred; provided, further, that if a change, event or occurrence related to clause (ii) or clauses (iv) through (vii) of the definition of Company Material Adverse Effect disproportionately adversely affects Acquiror and its Subsidiaries, taken as a whole, compared to other Persons operating in the same industry as Acquiror and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether an Acquiror Material Adverse Effect has occurred.

“Acquiror Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Acquiror Preferred Stock” means preferred stock of Acquiror, par value $0.0001 per share.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.11(a).

“Acquiror Series A Preferred Share” means a share of Series A Preferred Stock of the Acquiror, par value $0.0001, with such terms and conditions as are set forth in the charter of the Acquiror.

“Acquiror Share Amount” means the number of Acquiror Shares to be outstanding as of the Closing after giving effect to the Acquiror Share Redemptions.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Acquiror Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Stockholder Approvals” means the approval of those Acquiror Transaction Proposals identified in clauses (A), (B), (C), (D), (E), (F) and (G) of Section 8.2(b), at an Acquiror Stockholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose, in accordance with the applicable provisions of the Nevada Act, the Governing Documents of Acquiror, and Nasdaq rules and regulations.

“Acquiror Stockholders” means the stockholders of Acquiror as of immediately prior to the Closing.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of Acquiror and its Subsidiaries paid or payable (whether or not billed or accrued for) as a result of or in connection with Acquiror’s pursuit of an initial business combination, the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting fees incurred by Acquiror in connection with its initial public offering), and (ii) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Working Capital Loans and the cost of the Acquiror D&O Policy. For the avoidance of doubt, Acquiror Transaction Expenses shall exclude Indebtedness (other than Working Capital Loans).

“Acquiror Transaction Proposals” has the meaning specified in Section 8.2(b).

“Acquisition Proposal” has the meaning specified in Section 8.12(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Common Stock Consideration” means such number of Surviving Pubco Common Shares equal to the quotient of the portion of the Equity Value attributed to the Company Common Stock and the number of shares of Company Common Stock subject to the Convertible Securities divided by $10.00.

“Aggregate Preferred Stock Consideration” means such number of Surviving Pubco Preferred Shares equal to the quotient of the portion of the Equity Value attributed to the Company Preferred Stock divided by $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.9(a).

“Boxabl Companies” has the meaning specified in the Preamble hereto.

“Business Combination” has the meaning specified in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Clark County, Nevada are authorized or required by Law to close.

“Closing” has the meaning specified in Section 2.3.

“Closing Date” has the meaning specified in Section 2.3.

“COBRA” has the meaning specified in Section 4.14(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Exchange Ratio” means such amount equal to the quotient of (i) the Aggregate Common Stock Consideration divided by (ii) the total number of shares of Company Common Stock and the number of shares of Company Common Stock subject to the Convertible Securities outstanding immediately prior to the First Effective Time.

“Company” has the meaning specified in the Preamble hereto.

“Company Awards” has the meaning specified in Section 4.6(b).

“Company Benefit Plan” has the meaning specified in Section 4.14(a).

“Company Book Entry Share” means each share in book-entry form evidencing any shares of the Company Common Stock or the Company Preferred Stock issued and outstanding immediately prior to the First Effective Time.

“Company Certificate” means each certificate representing any shares of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the First Effective Time.

“Company Charter” means the Seventh Amended and Restated Articles of Incorporation of the Company, to be filed with the Nevada Secretary of State.

“Company Common Stock” means the shares of common stock, $0.00001 par value per share, of the Company.

“Company Common Stock Merger Consideration” has the meaning specified in Section 3.2(a)(i).

“Company Common Stock Warrants” means the warrants issued by the Company to purchase Company Common Stock, in accordance with the terms of the applicable warrant agreement, issued and outstanding and unexpired immediately prior to the First Effective Time.

“Company Convertible Securities” means, collectively, the options, warrants, restricted stock units, or rights to subscribe for or purchase any equity interests in the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire equity interests of the Company, and for the avoidance of doubt, including the Company Common Stock Warrants.

“Company Cure Period” has the meaning specified in Section 10.1(f).

“Company D&O Policy” has the meaning specified in Section 8.7(c).

“Company Disclosure Letter” has the meaning specified in the introduction to ARTICLE IV.

“Company Financing Certificate” has the meaning specified in Section 2.5(c)(ii).

“Company Group” has the meaning specified in Section 11.18(b).

“Company IP” means all Intellectual Property owned or purported to be owned by any of the Boxabl Companies.

“Company IP Licenses” has the meaning set forth in Section 4.21(b).

“Company Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Company Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Boxabl Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the transactions contemplated herein; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war (whether or not declared), sabotage, military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third party organization or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); provided that the exceptions in this clause (iii) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 4.4 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency of the transactions contemplated herein or the condition set forth in Section 9.2(a) to the extent related to such representations; (iv) changes or proposed changes in Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority first announced after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) first announced after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure (unless otherwise excluded by the other clauses of this proviso) has resulted in a Company Material Adverse Effect; (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement; or (x) any action taken by, or at the written request of, Acquiror or any of its Subsidiaries or any actions required to be taken by Law; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Boxabl Companies, taken as a whole, compared to other Persons operating in the same industry as the Boxabl Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Modification in Recommendation” has the meaning specified in Section 8.2(c).

“Company Preferred Stock” means, collectively, (i) the Company’s Series A Preferred Stock, $0.00001 par value per share, (ii) the Company’s Series A-1 Preferred Stock, $0.00001 par value per share, (iii) the Company’s Series A-2 Preferred Stock, $0.00001 par value per share, and (iv) the Company’s Series A-3 Preferred Stock, $0.00001 par value per share.

“Company Preferred Stock Merger Consideration” has the meaning specified in Section 3.2(a)(ii).

“Company Real Property Leases” has the meaning specified in Section 4.20(b).

“Company Registered IP” has the meaning specified in Section 4.21(a).

“Company SEC Filings” has the meaning specified in Section 4.8.

“Company Securities” means, collectively, the Company Stock and the Company Convertible Securities.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Stockholder Approval” means the approval of the Company Transaction Proposal identified in clauses (A) and (B) of Section 8.2(c), at a Company Stockholders’ Meeting duly called by the Board of Directors of the Company and held for such purpose, in accordance with the applicable provisions of the Nevada Act and the Governing Documents of the Company.

“Company Stockholders” means the holders of Company Common Stock.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholders’ Meeting” has the meaning specified in Section 8.2(c).

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of the Boxabl Companies paid or payable (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee, consultant, independent contractor, officer, or director as a result of the transactions contemplated hereby (and not subject to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (iii) any filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, (iv) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to obtaining any consents required to be obtained hereunder, and (v) such expenses detailed in (i) through (iv) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Company Transaction Expenses shall exclude Indebtedness.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Contracts” means any legally binding contracts, side letters, agreements, subcontracts, leases, covenants not to sue, licenses, sublicenses and purchase orders, and all ancillary agreements, amendments, modifications, and waivers thereto.

“D&O Persons” has the meaning specified in Section 8.7(a).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Environmental Laws” means any and all applicable Laws relating to (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Materials, (b) pollution, or the protection or management of the environment or natural resources, or (c) protection of human health (with respect to exposure to Hazardous Materials).

“Equity Value” means Three Billion Five Hundred Million Dollars ($3,500,000,000).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.3(a).

“Exchange Agent Agreement” has the meaning specified in Section 3.3(a).

“Exchange Fund” has the meaning specified in Section 3.3(b).

“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended.

“Financial Statements” has the meaning specified in Section 4.9(a).

“First Articles of Merger” has the meaning specified in Section 2.4(a).

“First Effective Time” has the meaning specified in Section 2.4(a).

“First Merger” has the meaning specified in the Recitals hereto.

“First Merger Surviving Company” has the meaning specified in the Recitals hereto.

“Founder Group” has the meaning specified in Section 11.18(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence, or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its articles of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or articles of organization, as applicable, and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, solid, liquid, gas, material, substance, or waste that is listed, defined, designated or classified as “toxic,” “hazardous,” “hazardous waste”, “hazardous material,” or a “hazardous substance” (or words of similar intent or meaning) under any Environmental Law, including materials that are deemed hazardous pursuant to any Environmental Laws due to their ignitability, corrosivity or reactivity characteristics, or (ii) petroleum or any fraction or product thereof, asbestos or asbestos-containing material, polychlorinated biphenyl, chlorofluorocarbons, or per- and polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capital or finance lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) any unfunded or underfunded liabilities pursuant to any pension, retirement, or nonqualified deferred compensation plan or arrangement and any earned but unpaid compensation (including salary, bonuses and paid time off) for any period prior to the Closing Date, (h) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (g), and (h) all Indebtedness of another Person referred to in clauses (a) through (f) above guaranteed directly or indirectly, jointly or severally.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Insurance Policies” has the meaning specified in Section 4.17.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patents”); (ii) trademarks, logos, service marks, trade dress and trade names, slogans and other indicia of source, including all registrations and pending applications to register any of the foregoing together with the goodwill associated therewith (collectively, “Trademarks”); (iii) works of authorship and copyrights (whether registered and unregistered), and applications for registration of copyright (including all translations, adaptations, derivations and combinations of the foregoing) (collectively, “Copyrights”); (iv) internet domain names and social media accounts and handles (collectively, “Internet Assets”); (v) software (including object code, source code, or other form); and (vi) trade secrets, know-how, processes, customer lists, business plans, databases, data compilations and other confidential information or proprietary rights.

“Interim Balance Sheet Date” has the meaning specified in Section 4.9(a).

“Interim Period” has the meaning specified in Section 6.1.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 4.9(b).

“Law” means any statute, law, ordinance, rule, principle of common law, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, or subleased by the Company or any of its Subsidiaries pursuant to a Company Real Property Lease.

“Legal Proceedings” has the meaning specified in Section 4.11.

“Letter of Transmittal” has the meaning specified in Section 3.3(c).

“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“License” means any franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, registration, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claims, options, restrictions, claims, licenses, covenants not to sue or other liens of any kind whether consensual, statutory or otherwise.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“Nasdaq” has the meaning specified in Section 5.6(c).

“Nevada Act” means NRS Chapters 75, 78 and 92A.

“NRS” means the Nevada Revised Statutes, as amended from time to time.

“Off-the-Shelf Software” has the meaning set forth in Section 4.21(b).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source Software” means software that is licensed pursuant to (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, BSD license and Apache license) and any “copyleft” license or any other license under which such software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms, and/or (ii) any Reciprocal License.

“Outbound IP License” has the meaning set forth in Section 4.21(c).

“Owned Real Estate” has the meaning specified in Section 4.20(a).

“Owned Real Property Leases” has the meaning specified in Section 4.20(a).

“Party” and “Parties” have the meaning specified in the Preamble hereto.

“Per Share Merger Consideration” means, (i) with respect to each share of Company Common Stock, the Company Common Stock Merger Consideration and (ii) with respect to each share of Company Preferred Stock, the Company Preferred Stock Merger Consideration.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title (except with respect to Intellectual Property), easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Owned Real Estate or the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Owned Real Estate or the Leased Real Property, (vi) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (viii) reversionary rights in favor of landlords under any Company Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (ix) non-exclusive licenses to Company IP granted in the ordinary course of business and (x) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Preferred Exchange Ratio” means the Aggregate Preferred Consideration divided by the number of shares of Company Preferred Stock outstanding immediately prior to the First Effective Time.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Reciprocal License” means a license of an item of software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other software (other than such item of software in its unmodified form) be at no charge; and (ii) a requirement that any other licensee of the software be permitted to modify, make derivative works of, or reverse-engineer any such other software.

“Redeemable Share Classification Changes” has the meaning set forth in Section 5.5.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Related Person” has the meaning specified in Section 4.26.

“Release” means the release, spill, emission, leaking, dumping, injecting, pouring, depositing, disposing, discharging, dispersing, leaching or migrating of any Hazardous Material into or through the environment.

“Representatives” means collectively, with respect to any Party, such Party’s and its Affiliates’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, or other advisors, agents or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Merger Surviving Company” has the meaning specified in the Recitals hereto.

“Second Articles of Merger” has the meaning specified in Section 2.4(b).

“Second Effective Time” has the meaning specified in Section 2.4(b).

“Second Merger” has the meaning specified in the Recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” has the meaning specified in the Recitals hereto.

“Standards Organization” has the meaning specified in Section 4.21(e).

“Sponsor Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or of which such first person is the general partner, manager or managing member. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.

“Subsidiary Awards” has the meaning set forth in Section 4.7(b).

“Surviving Pubco” has the meaning set forth in Section 2.2(b).

“Surviving Pubco Common Shares” means the shares of common stock, par value $0.0001 per share, of the Surviving Pubco that are outstanding following the consummation of the Second Merger, including all such shares issued as consideration in connection with the Mergers and any shares reserved for issuance upon the exercise of equity awards, as applicable, in accordance with the terms of this Agreement.

“Surviving Pubco Series A Preferred Share” means a share of Series A Preferred Stock of the Second Merger Surviving Company, par value $0.0001, with such terms and conditions as are set forth in the articles of incorporation of Surviving Pubco.

“Surviving Pubco Shares” means Surviving Pubco Common Shares and Surviving Pubco Series A Preferred.

“Systems” means all of the following that are owned by, used, or relied on by the Boxabl Companies: software, software engines, computer hardware (whether general or special purpose), websites, website content and links and equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping, and communications, telecommunications systems, networks, interfaces, platforms, servers, peripherals, computer systems, and other information technology infrastructure, including any outsourced systems and processes, and information and functions owned, used or provided by the Boxabl Companies.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover Law, including NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority (or provided to any payee) with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes (in each case, whether imposed directly or through withholding and whether or not disputed), and including any interest, penalty, or addition thereto.

“TBOC” means the Texas Business Organizations Code, as amended from time to time.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(h).

“Terminating Company Breach” has the meaning specified in Section 10.1(f).

“Total Share Consideration” means (i) Aggregate Common Stock Consideration plus (ii) the Aggregate Preferred Stock Consideration.

“Transaction Financing” shall mean any financing transaction or series of transactions, whether through the issuance of equity securities (including common stock, preferred stock, or other equity instruments), debt securities (including senior debt, subordinated debt, convertible debt, or other debt instruments), or any combination thereof, undertaken by the Company, Acquiror or the Sponsor to raise capital in connection with or to facilitate the consummation of the transactions contemplated by this Agreement, including but not limited to the Acquiror Conversion, the Mergers, repayment of existing indebtedness, funding of working capital, or other general corporate purposes related to the operation of the Company or the transactions contemplated herein.

“Transfer Taxes” has the meaning specified in Section 8.4(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trust Termination Letter” has the meaning specified in Section 7.2.

“Trustee” has the meaning specified in Section 5.8.

“Waived 280G Benefits” has the meaning specified in Section 6.5.

“WARN” has the meaning specified in Section 4.15(b).

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a business combination.

Section 1.2.            Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)           Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)           Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)           All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)            The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to ARTICLE IV or ARTICLE V (as applicable), provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, ARTICLE IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, ARTICLE V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f)            The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 p.m. on the third day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.3.            Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company means the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror means the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired after reasonable inquiry of such individual’s direct reports.

ARTICLE II
Conversion; THE MERGERS; CLOSING

Section 2.1.            Conversion. Prior to the First Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Nevada Act and the TBOC, the Acquiror shall effect a conversion from a Nevada corporation to a Texas corporation (the "Acquiror Conversion") by filing (i) Articles of Conversion with the Nevada Secretary of State and (ii) a Certificate of Conversion and Certificate of Formation with the Texas Secretary of State.

Section 2.2.            The Mergers.

(a)           First Merger. At the First Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Nevada Act, Merger Sub and the Company shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of the Merger Sub shall cease and the Company shall continue as the First Merger Surviving Company.

(b)           Second Merger. Immediately following the consummation of the First Merger, and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Nevada Act and the TBOC, the First Merger Surviving Company and Acquiror shall consummate the Second Merger, pursuant to which the First Merger Surviving Company shall be merged with and into Acquiror, following which the separate corporate existence of the First Merger Surviving Company shall cease and Acquiror shall continue as the Second Merger Surviving Company and, following the Closing, the Surviving Pubco.

Section 2.3.            Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 800 Capital Street, Suite 2400, Houston, TX 77002, or by the electronic exchange of documents, at 10:00 a.m. (Houston, Texas time) on the date which is two (2) Business Days after the first date on which all conditions set forth in ARTICLE IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.4.            Effective Times.

(a)           Subject to the conditions of this Agreement, the Parties hereto shall cause the First Merger to be consummated by filing articles of merger for the merger of Merger Sub with and into the Company (the “First Articles of Merger”) with the Nevada Secretary of State in accordance with, and in such form as is required by, the relevant provisions of the Nevada Act (the time of such filing, or such later time as may be specified in the First Articles of Merger (not to exceed 30 days from the date of filing of the First Articles of Merger), being the “First Effective Time”), and shall cause to made any other filings, recordings, or publications that are required to be made by the Company, Surviving Pubco or Merger Sub under the Nevada Act in connection with the Merger.

(b)           Immediately following the First Effective Time, the Parties hereto shall cause the Second Merger to be consummated by filing articles of merger for the merger of the First Merger Surviving Company with and into Surviving Pubco (the “Second Articles of Merger”) with the Nevada Secretary of State and the Texas Secretary of State in accordance with, and in such form as is required by, the relevant provisions of the Nevada Act and the TBOC (the time of such filing, or such later time as may be specified in the Second Articles of Merger (not to exceed 30 days from the date of filing of the Second Articles of Merger), being the “Second Effective Time”), and shall cause to made any other filings, recordings, or publications that are required to be made by the First Merger Surviving Company or Surviving Pubco under the Nevada Act and the TBOC in connection with the Merger.

Section 2.5.            Closing Deliverables.

(a)           At the Closing, the Company shall deliver or cause to be delivered:

(i)              to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(d) have been fulfilled;

(ii)             to Acquiror, a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h);

(iii)            to Acquiror, the Company Lock-Up Agreements, signed by all officers and directors of the Company and all Company Shareholders holding more than 1% of the Company Common Stock; and

(iv)           copies of the other Ancillary Agreements duly executed by duly authorized representatives of the Company and each Company related party thereto.

(b)           At the Closing, Acquiror will deliver or cause to be delivered:

(i)              to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been fulfilled;

(ii)             a copy of the Trust Termination Letter, duly executed by a duly authorized representative of Acquiror;

(iii)            to the Company, the written resignations of all of the directors and officers of the Acquiror Entities (other than those Persons identified as the directors and officers, of Acquiror, in accordance with Section 7.6 or as otherwise agreed between the parties), effective as of the Second Effective Time;

(iv)           to the Company, the Sponsor Lock-Up Agreement, signed by the Sponsor; and

(v)            the other Ancillary Agreements duly executed by duly authorized representatives of Acquiror, Merger Sub or Acquiror Stockholders party thereto.

(c)            Closing Financing Certificates.

(i)              Not more than two (2) Business Days prior to the Closing, Acquiror shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Acquiror Financing Certificate”) setting forth (A) the Acquiror Share Amount and the Acquiror Share Redemption Amount, (B) the unpaid Acquiror Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, and (C)  the amount of cash available in the Trust Account as of the Closing Date prior to any distributions pursuant to Section 7.2, and (E) the amounts outstanding under any Working Capital Loans or other Indebtedness of Acquiror.

(ii)             Not more than three (3) Business Days prior to the Closing, the Company shall deliver to Acquiror a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate”), setting forth (A) a schedule of beneficial ownership of Company Securities and the percentage allocation of the Total Share Consideration payable to each Company Stockholder at the Closing calculated in accordance with Section 3.2, and (B) the unpaid Company Transaction Expenses, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing.

(iii)            Each of the financing certificates delivered pursuant to this Section 2.5 will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the support and computations for the amounts included therein. Each of Acquiror and the Company shall be entitled to review and make reasonable comments on the matters and amounts set forth in the other’s financing certificate so delivered. Each of Acquiror and the Company will cooperate in the other’s review of the delivered financing certificate, including providing the other and its Representatives with reasonable access to the relevant books, records and finance employees. Each of Acquiror and the Company will cooperate reasonably to revise the financing certificates to reflect the other’s reasonable comments; provided that the Company shall make the final determination of the amounts included in the Company Financing Certificate and Acquiror shall make the final determination of the amounts included in the Acquiror Financing Certificate.

Section 2.6.            Governing Documents. At the First Effective Time, the articles of incorporation and bylaws of Merger Sub, each as in effect immediately prior to the First Effective Time, shall become the articles of incorporation and bylaws, respectively, of the First Merger Surviving Company. At the Second Effective Time, the articles of incorporation and bylaws of the First Merger Surviving Company, each as in effect immediately prior to the Second Effective Time, shall be amended and restated in form and substance reasonably satisfactory to the Parties, until thereafter amended in accordance with the Nevada Act and as provided in such articles of incorporation or bylaws, as applicable.

Section 2.7.            Directors and Officers.

(a)           The Parties will take all actions necessary so that, from and after the First Effective Time, the persons identified on Section 2.7(a) of the Company Disclosure Letter as the directors and officers of the First Merger Surviving Company immediately prior to the First Effective Time shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 2.7(a) of the Company Disclosure Letter), respectively, of the First Merger Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the First Merger Surviving Company.

(b)           The Parties will take all actions necessary so that, from and after the Second Effective Time, the Persons identified as the directors of the Second Merger Surviving Company in accordance with the provisions of Section 7.6 and the officers of the Second Merger Surviving Company as set forth on Section 2.7(a) of the Company Disclosure Letter shall be the directors and officers of the Second Merger Surviving Company, each to hold office in accordance with the articles of incorporation and bylaws of the Second Merger Surviving Company.

ARTICLE III
EFFECTS OF THE MERGERS; CONSIDERATION

Section 3.1.            Effects of the Mergers.

(a)           At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Articles of Merger and the applicable provisions of the Nevada Act. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First Merger Surviving Company, which shall include the assumption (by operation of the First Merger) by the First Merger Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b)           At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Articles of Merger and the applicable provisions of the Nevada Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First Merger Surviving Company and the Acquiror shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Second Merger Surviving Company, which shall include the assumption (by operation of the Second Merger) by the Second Merger Surviving Company of any and all agreements, covenants, duties and obligations of the First Merger Surviving Company and the Acquiror set forth in this Agreement to be performed after the Second Effective Time.

Section 3.2.            Conversion of Securities.

(a)            First Merger. In consideration of the promises, covenants, and agreements contained in this Agreement, by virtue of the First Merger and without any action on the part of any party, at the First Effective Time:

(i)            Company Common Stock. Each share of Company Common Stock (excluding any shares of Company Common Stock described in Section 3.2(a)(iii) below and any Dissenting Shares) issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive such number of Surviving Pubco Common Shares equal to the Common Exchange Ratio (the “Company Common Stock Merger Consideration”), shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each Company Book Entry Share representing any share of Company Common Stock issued and outstanding immediately prior to the First Effective Time and each Company Certificate representing any share of Company Common Stock issued and outstanding immediately prior to the First Effective Time, if any, shall thereafter represent only the right to receive the applicable number of Surviving Pubco Common Shares.

(ii)           Company Preferred Stock. Each share of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive Surviving Pubco Preferred Shares equal to the Preferred Exchange Ratio (the “Company Preferred Stock Merger Consideration”), shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and each Company Book Entry Share representing any share of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time and each Company Certificate representing any share of Company Preferred Stock issued and outstanding immediately prior to the First Effective Time, if any, shall thereafter represent only the right to receive the Company Preferred Stock Merger Consideration; provided, however, that the Company may elect, in its sole discretion, to convert any shares of Company Preferred Stock prior to First Effective Time, which, for the avoidance of doubt, shall result in such converted shares being converted into Surviving Pubco Common Shares, pursuant to Section 3.2(a)(i).

(iii)          Company Common Stock held by Boxabl Companies. Each share of Company Common Stock that is held in the treasury immediately prior to the First Effective Time by any of the Boxabl Companies shall no longer be outstanding, shall automatically be cancelled without payment of any consideration therefor, shall not be entitled to any consideration by virtue of either Merger, and shall cease to exist.

(iv)          Company Common Stock Warrant. At the First Effective Time, automatically and without any action on the part of the holder thereof, the First Merger Surviving Company shall assume each Company Common Stock Warrant remaining outstanding and unexpired immediately prior to the First Effective Time and each such Company Common Stock Warrant shall be terminated.

(v)           Company Convertible Securities. At the First Effective Time, automatically and without any action on the part of the holder thereof, each Company Convertible Security (other than the Company Common Stock Warrants) that is issued and outstanding and unexpired immediately prior to the First Effective Time, whether such security is an option, restricted stock unit, or right to subscribe for or purchase any equity interests in the Company or securities convertible into or exchangeable for, or otherwise conferring on the holder any right to acquire equity interests of the Company (such Company Convertible Securities, shall be assumed by the First Merger Surviving Company and shall become a corresponding convertible security of the Surviving Pubco. Each such assumed convertible security shall be subject to the same terms and conditions (including vesting and exercisability) as were applicable to the corresponding Company Convertible Security immediately prior to the First Effective Time, except that such convertible security shall be exercisable or convertible for, or shall otherwise confer the right to acquire, on the same terms and conditions, the number and type of equity interests of the Surviving Pubco as the holder would have been entitled to receive if such Company Convertible Security had been exercised, converted, or settled immediately prior to the First Effective Time, with the value of such assumed convertible security to be equal to the value of the Company Convertible Security immediately prior to the First Effective Time.

(vi)          Merger Sub Common Stock. At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the First Merger Surviving Company.

(vii)         No Fractional Shares. Notwithstanding anything to the contrary in this Section 3.2, no fractional Surviving Pubco Shares shall be issued in the Mergers and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Surviving Pubco or a holder of shares of Surviving Pubco Shares. In respect of any such fractional shares to which any Company Stockholder would otherwise be entitled, such fractional shares shall round up to the nearest whole share of Surviving Pubco Share, as applicable, provided any such rounding of fractional shares that results in an excess of the Total Share Consideration shall reduce the consideration payable to Paolo Tiramani and Galiano Tiramani and their Affiliates on a pro rata basis.

(viii)        Dissenting Shares. Each Dissenting Share shall cease to be outstanding, shall be cancelled and shall cease to exist, and shall thereafter constitute only the rights, if any, available under the Dissenter’s Rights Statutes, in accordance with and subject to the provisions of Section 3.4.

(ix)          All of the Company Securities converted to Surviving Pubco Shares pursuant to this Section 3.2(a) shall not exceed the Total Share Consideration.

(b)           Second Merger. In consideration of the promises, covenants, and agreements contained in this Agreement, by virtue of the Second Merger and without any action on the part of any party, at the Second Effective Time, each share of common stock, par value $0.01 per share, of the First Merger Surviving Company shall no longer be outstanding, shall automatically be cancelled without payment of any consideration therefor, shall not be entitled to any consideration by virtue of the Second Merger, and shall cease to exist.

(c)           Adjustments. The Surviving Pubco Common Shares issuable pursuant to this Section 3.2 as Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Acquiror Class A Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Acquiror Common Stock occurring on or after the date hereof and prior to the Closing; provided that the foregoing shall not be construed to permit Acquiror to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.

Section 3.3.            Exchange Procedures.

(a)            Appointment of Exchange Agent. The Acquiror and the Company shall appoint Continental Stock Transfer & Trust Company, LLC or another mutually agreeable bank or trust company, to act as exchange agent (“Exchange Agent”) for the distribution of the Per Share Merger Consideration to the Company Stockholders, as applicable, pursuant to this Section 3.3 and an exchange agent agreement in form and substance mutually agreeable to the Acquiror and the Company (“Exchange Agent Agreement”).

(b)           Delivery of Consideration to Exchange Agent. Immediately prior to the First Effective Time, the Acquiror will deliver or cause to be delivered to the Exchange Agent a number of Surviving Pubco Shares equal to the total Per Share Merger Consideration in respect of the Company Common Stock (other than Dissenting Shares) and a number of Surviving Pubco Series A Preferred Shares equal to the total Per Share Merger Consideration in respect of the Company Preferred Stock (the “Exchange Fund”). The Exchange Agent will be deemed to be the agent for the Company Stockholders for the purpose of receiving the Per Share Merger Consideration, and delivery of the Per Share Merger Consideration to the Exchange Agent will be deemed to be delivered to the Company Stockholders at the First Effective Time, with respect to the Per Share Merger Consideration. Until they are distributed, the Surviving Pubco Shares held by the Exchange Agent will be deemed to be outstanding from and after the First Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to such shares. If any dividends or distributions are paid with regard to Surviving Pubco Shares while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested, until Surviving Pubco Shares, as applicable, are distributed to the applicable Company Stockholders, at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those Surviving Pubco Shares as applicable, to such former Company Stockholders.

(c)           Letters of Transmittal and Delivery of Per Share Merger Consideration. As soon as reasonably practicable after the First Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Pubco shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Company Certificate or Company Book Entry Share representing shares of Company Stock (A) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by Surviving Pubco and reasonably acceptable to the Company (which shall require the return of a duly completed IRS Form W-8 or W-9, as applicable, and specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Certificates or Company Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Company Certificates (or affidavits of loss in lieu thereof) or transfer of any Company Book Entry Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Company Certificates or the transfer of Company Book Entry Shares in exchange for the applicable Per Share Merger Consideration into which the number of shares of Company Stock previously represented by such Company Certificate or Company Book Entry Share shall have been converted pursuant to this Agreement. Upon (A) surrender of a Company Certificate (or affidavit of loss in lieu thereof) or transfer of any Company Book Entry Share representing shares of Company Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Company Book Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate or Company Book Entry Share representing shares of Company Stock shall be entitled to receive in exchange therefor (i) the applicable Per Share Merger Consideration into which such shares of Company Stock shall have been converted pursuant to this Agreement and (ii) certain dividends and distributions in accordance with this Section 3.3, if any, after the Exchange Agent’s receipt of such Company Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Company Book Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) and Company Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 3.3, each Company Certificate or Company Book Entry Share representing shares of Company Stock shall be deemed, at any time after the First Effective Time to represent only the right to receive, upon such surrender, the applicable Per Share Merger Consideration as contemplated by this ARTICLE III. No interest shall be paid or accrued for the benefit of holders of the Company Certificates or Company Book Entry Shares on the Per Share Merger Consideration payable upon the surrender of the Company Certificates or Company Book Entry Shares. No dividends or other distributions declared or made after the First Effective Time with respect to Surviving Pubco Shares, as applicable, with a record date after the First Effective Time shall be paid to any holder entitled by reason of the Mergers to receive certificates or Company Book Entry Shares representing Surviving Pubco Shares, as applicable, until such holder shall have surrendered its Company Certificates or Company Book Entry Share pursuant to this Section 3.3 and all such dividends and other distributions shall be paid by Surviving Pubco to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Law, following surrender of any such Company Certificate or Company Book Entry Shares, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the Surviving Pubco Shares, as applicable, represented by the certificate or Company Book Entry Shares received by such holder and having a record date on or after the First Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such Surviving Pubco Shares, as applicable, and having a record date on or after the First Effective Time but prior to such surrender and a payment date on or after such surrender. In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Company Certificate or Company Book Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.3 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the person requesting such payment shall have paid any Taxes required by reason of the payment of the applicable Per Share Merger Consideration to a person other than the registered holder of the Company Certificate surrendered, or Company Book Entry Share transferred, or shall have established to the reasonable satisfaction of Surviving Pubco that such Tax either has been paid or is not applicable.

(d)           Termination of Exchange Agreement. On the date that is twelve (12) months after the Closing Date, the Surviving Pubco shall instruct the Exchange Agent to deliver to the Surviving Pubco any portion of the Per Share Merger Consideration deposited with the Exchange Agent that remains undistributed to the Company Stockholders pursuant to instructions provided to the Exchange Agent by the Surviving Pubco at such time, unless required otherwise by applicable Law, and the Exchange Agent’s duties shall terminate. Thereafter, any Company Stockholders who have not complied with the provisions of this Agreement for receiving their Per Share Merger Consideration from the Exchange Agent shall look only to the Surviving Pubco for such amounts, and any such Company Stockholder may deliver a Letter of Transmittal to the Surviving Pubco and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Surviving Pubco shall deliver, the Per Share Merger Consideration deliverable in respect thereof as determined in accordance with this ARTICLE III without any interest thereon. None of the Surviving Pubco, Merger Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws.

Section 3.4.            Dissenter’s Rights. Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Stock that are issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of approval of this Agreement or consented thereto in writing and who has properly delivered to the Company a “statement of intent” (as defined in NRS 92A.323), and has otherwise properly asserted or exercised dissenter’s rights with respect to such shares (and has not theretofore withdrawn or otherwise waived, failed to exercise or otherwise lost such dissenter’s rights) in accordance with the applicable provisions of NRS 92A.300 through 92A.500, inclusive, together with any relevant definitions pertaining thereto set forth in NRS Chapter 92A (such shares, collectively, the “Dissenting Shares”, each such holder, a “Dissenting Stockholder”, and such statutes, the “Dissenter’s Rights Statutes”), shall not be converted into a right to receive the Per Share Merger Consideration, but instead shall be entitled only to such rights as are granted under the Dissenter’s Rights Statutes to receive the payment of the fair value (as defined in NRS 92A.320) of the Dissenting Shares formerly owned by such Dissenting Stockholder, as determined in accordance with the Dissenter’s Rights Statutes, but only if such Dissenting Stockholder has properly delivered a statement of intent in accordance with the Dissenter’s Rights Statutes, and has otherwise duly asserted, is entitled to, and has not withdrawn, waived or otherwise lost, such Dissenting Stockholder’s dissenter’s rights in accordance with the Dissenter’s Rights Statutes. If a Dissenting Stockholder fails to properly deliver a statement of intent with respect to, fails to exercise or demand, or withdraws, waives or otherwise loses, such holder’s dissenter’s rights pursuant to the Dissenter’s Rights Statutes, including if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Dissenter’s Rights Statutes, such holder’s Dissenting Shares shall be converted, or shall be deemed to have been converted, in each case effective as of the First Effective Time, into the right to receive the Per Share Merger Consideration in accordance with Section 3.2(a)(i) or Section 3.2(a)(ii), without interest thereon, upon surrender of the Company Certificate or Company Book Entry Share formerly representing such Dissenting Shares, as applicable, and delivery of the Letter of Transmittal.

Section 3.5.            Withholding. The Acquiror, Merger Sub, Surviving Pubco and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. To the extent that any amounts are to be withheld from value deliverable to the Company Stockholders, Acquiror shall use commercially reasonable efforts to provide notice to the applicable holder as soon as practicable prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that amounts are so deducted and withheld, and timely paid or otherwise remitted to the relevant Governmental Authority in accordance with applicable Tax Law, such deducted, withheld, and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) any Company SEC Filings filed or furnished prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Company SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.7, Section 4.16, and Section 4.27), or (ii) in the disclosure letter delivered to the Acquiror Entities by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this ARTICLE IV), the Company hereby represents and warrants to the Acquiror, as follows:

Section 4.1.            Company Organization. The Company has been duly organized and is validly existing under the Laws of the State of Nevada and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended on or prior to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete and are in full force and effect. The Company is not in violation of any of the provisions of its Governing Documents in any material respect. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2.           Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Other than the Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, there are no other Persons in which the Company directly or indirectly owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same, nor is the Company directly or indirectly a member of or participant in any partnership, joint venture or similar arrangement. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. No Subsidiary is in violation of any of the provisions of its Governing Documents in any material respect.

Section 4.3.           Due Authorization.

(a)           Other than the Company Stockholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby or to consummate the transactions hereby or thereby. This Agreement has been and, on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, this Agreement constitutes and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, legal, valid and binding obligations of such Boxabl Company, enforceable against the such Boxabl Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)           On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions at a meeting or by unanimous written consent (i) determining that this Agreement, the Mergers and the other documents to which the Company is a party contemplated hereby and the other transactions contemplated hereby and thereby are advisable, fair and reasonable to, and in the best interests of, the Company and the Company Security Holders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby, (iii) declaring advisable the Mergers and the other transactions contemplated by this Agreement on substantially the terms and conditions set forth in this Agreement and (iv) resolving to recommend that the holders of Company Common Stock vote in favor of the approval of this Agreement and the transactions contemplated hereby, including the First Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way. No other action or proceeding is required on the part of the Company or any of the Company Security Holders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Agreement, including the First Merger, other than the Company Stockholder Approval.

Section 4.4.           No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and the Company Stockholder Approval and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of any Boxabl Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Boxabl Companies or by which any property or asset of the Boxabl Companies is bound or affected, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.13(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.           Governmental Authorities; Consents. Except as set forth in Section 4.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Boxabl Companies with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; and (iii)  the filings with the Nevada Secretary of State contemplated by Section 2.4.

Section 4.6.           Capitalization.

(a)           As of the date hereof and as reflected on the capitalization table of Continental Stock Transfer & Trust Company, LLC, the Company's transfer agent, the issued and outstanding shares of Company Stock or other equity interests of the Company, as of the date of this Agreement, consists of 3,000,000,000 shares of Company Common Stock, 1,278,559,728 shares of Company Series A Preferred Stock, of which (a) 188,540,158 have been designated Series A Preferred Stock (A) 853,999,493 have been designated Series A-1 Preferred Stock, (B) 174,280,114 have been designated Series A-2 Preferred Stock, and (C) 61,739,963 have been designated Series A-3 Preferred Stock and, outstanding Company Convertible Securities of 196,076,284 shares of Company Common Stock. Except as set forth on Section 4.6(a) of the Company Disclosure Letter, the equity interests of the Company (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of the Company, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens, those imposed under the Company’s Governing Documents and those arising under applicable securities Laws.

(b)           Except as set forth on Section 4.6(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any equity security of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to equity interests of the Company (collectively, “Company Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(c)           Except as set forth in this Section 4.6(c) of the Company Disclosure Letter, no Company Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.7.           Capitalization of Subsidiaries.

(a)           Except as set forth on Section 4.7(a) of the Company Disclosure Letter, the Company directly or indirectly owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens, Liens imposed by the Governing Documents of such Subsidiary and Liens arising under applicable securities Laws. The outstanding equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) have been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound.

(b)           Except as set forth on Section 4.7(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries (collectively, “Subsidiary Awards”, together with Company Awards, the “Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(c)           Except as set forth in this Section 4.7(c) of the Company Disclosure Letter, no Subsidiary Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.8.           SEC Filings. Except as set forth on Section 4.8 of the Company Disclosure Letter, the Company has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since January 1, 2023, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing, the “Company SEC Filings”). Each of the Company SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Company SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Company SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Filings. To the knowledge of the Company none of the Company SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 4.9.           Financial Statements.

(a)           As used herein, the term “Financial Statements” means the (i) audited consolidated financial statements of the Boxabl Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Boxabl Companies as of December 31, 2024 and December 31, 2023, and the related consolidated audited statements of operations, changes in equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Financial Statements”), and (ii) the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheet of the Boxabl Companies as of March 31, 2025 (the “Interim Balance Sheet Date”) and the related consolidated statements of operations, changes in equity and statement of cash flows for the period ending March 31, 2025 (the “Q1 Financial Statements”). True and correct copies of the Financial Statements are included in the Company SEC Filings. The Financial Statements (i) accurately reflect the books and records of the Boxabl Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto and, in the case of the Q2 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) fairly present in all material respects the consolidated financial position of the Boxabl Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Boxabl Companies for the periods indicated (subject, in the case of the Q2 Financial Statements, to normal, recurring or immaterial year-end adjustments and the absence of footnotes). The Company maintains systems of internal accounting controls that are designed to provide reasonable assurance that books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b)           Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals, including the principal executive officer and principal financial officer, responsible for the preparation of the Company’s SEC filings and other public disclosure documents. Except as set forth in Section 4.9(b) of the Company Disclosure Letter, the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with the Company.

(c)           Each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(d)           There are no outstanding loans or other extensions of credit made by any Boxabl Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Boxabl Company. No Boxabl Company has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)           All accounts receivable reflected on the most recent balance sheet of the Company represent bona fide and valid obligations arising from sales actually made or services actually performed and to the Company’s knowledge, have been appropriately and adequately reserved for in accordance with GAAP, consistent with past practices.

(f)           Except as set forth in Section 4.9(f) of the Company Disclosure Letter, the Company (including, to the knowledge of the Company, any employee thereof) has not identified or been made aware of, and any independent auditor of the Company has not identified in writing to the Company, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.10.          Undisclosed Liabilities. Except as set forth on Section 4.10 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Interim Balance Sheet Date in the ordinary course of business, consistent with past practice, of the Boxabl Companies, (c) arising in connection with the transactions contemplated herein, or (d) that would not, individually or in the aggregate, reasonably be expected to be material to the Boxabl Companies, taken as a whole.

Section 4.11.          Litigation and Proceedings. Except as set forth on Section 4.11 of the Company Disclosure Letter, as of the date hereof, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings (including any audit, examination, assessment, investigation or inquiry or request for information initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Boxabl Companies or their respective properties or assets and (b) there is no outstanding Governmental Order imposed upon any of the Boxabl Companies, nor are any properties or assets of the Boxabl Companies’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Boxabl Companies, taken as a whole.

Section 4.12.          Legal Compliance.

(a)           Except as set forth on Section 4.12(a) of the Company Disclosure Letter, each of the Boxabl Companies is, and for past three (3) years has been, in material compliance with all applicable Laws.

(b)           For the past three (3) years, none of the Boxabl Companies has received any written notice or any written allegation of a violation or potential violation of any Laws.

Section 4.13.          Contracts; No Defaults.

(a)           Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement. For purposes of this Agreement, “Company Material Contract” means the following Contracts with a Boxabl Company (or which a Boxabl Company is otherwise bound), whether or not listed on the Company Disclosure Letter. True, correct and complete copies of the Company Material Contracts listed on Section 4.13(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives:

(i)            contains covenants that limit in any material respect the ability of any Boxabl Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)           involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)          involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv)          evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Boxabl Company having an outstanding principal amount in excess of $1,500,000;

(v)           involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,000,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Boxabl Company or another Person;

(vi)          relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Boxabl Company, its business or material assets;

(vii)         by its terms, individually or together with all other Contracts between the Boxabl Companies, on the one hand, and such counterparty (or its affiliates), on the other hand, calls for aggregate payments or receipts by the Boxabl Companies under such Contract or Contracts of at least $2,000,000 for calendar year 2024 and/or for calendar year 2025;

(viii)        is between any Boxabl Company and any directors, officers or employees of a Boxabl Company providing annual base compensation in excess of $250,000;

(ix)          is with any current or former employee, officer, director, manager, independent contractor or consultant of a Boxabl Company, including Contracts providing for any settlement, severance or change-of-control payments in connection with the consummation of the transactions contemplated by this Agreement;

(x)            is for or relating to (i) the employment or engagement by the Boxabl Companies of any director, manager, officer, employee, consultant or contractor or any other type of Contract with any director, manager, officer, employee, consultant or contractor of the Boxabl Companies that is not immediately terminable at will by it without cost or other Liability (including any Contract requiring any Boxabl Company to make a payment to any current or former director, manager, officer, employee, consultant or contractor on account of any transaction contemplated by this Agreement), (ii) termination of services of any director, manager, officer, employee, consultant or contractor (including any separation, release or similar Contract) pursuant to which the Boxabl Companies has outstanding obligations to such director, manager, officer, employee, consultant or contractor, or (iii) change in control, retention or payments or benefits that will or may become accelerated or due to any current or former employee, officer, consultant or contractor in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event);

(xi)          any Contract with any Union or any collective bargaining agreement or similar Contract with or regarding any Boxabl Company employees;

(xii)          obligates the Boxabl Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(xiii)         relates to a settlement under which any Boxabl Company has outstanding obligations (other than customary confidentiality and release obligations);

(xiv)        relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Boxabl Company, other than (a) standard Boxabl Company form employment agreements, bonus agreements, offer letters, awards of incentive, phantom or other equity by Company, (b) non-exclusive licenses granted to customers in the ordinary course of business, and (c) Off-the-Shelf Software;

(xv)         is with a Governmental Authority;

(xvi)        any Contracts under which any Boxabl Company has agreed to purchase goods or services from a vendor, supplier or other Person on a preferred supplier or “most favored supplier” basis or which otherwise establishes any exclusive sale or distribution obligation with respect to any product or geographic area;

(xvii)       is a Company Real Property Lease; and

(xviii)      any outstanding written commitment to enter into any Contract of the type described in this Section 4.13(a).

(b)           Except as set forth in Section 4.13(b) of the Company Disclosure Letter and except for any Company Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Company Material Contracts listed pursuant to Section 4.13(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Boxabl Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, except, in each case to the extent that any consents set forth in Section 4.4 and Section 4.5 of the Company Disclosure Letter are not obtained.

(c)           The Boxabl Companies have performed in all material respects all respective obligations required to be performed by them to date under such Company Material Contracts listed pursuant to Section 4.13(a) and none of the Boxabl Companies, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Company Material Contract and to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Company Material Contract by the Boxabl Companies or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.14.         Company Benefit Plans.

(a)           Section 4.14 of the Company Disclosure Letter is a true and complete list of each material employee benefit plan of a Boxabl Company (each, a “Company Benefit Plan”). Company Benefit Plan means each “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not written and whether or not subject to ERISA, and each other retirement, compensation, employment (other than any employment offer letter in such form as previously provided to Acquiror that is terminable “at will” without any contractual obligation on the part of the Boxabl Companies to make any severance, termination, change of control, or similar payment), consulting, profit-sharing, deferred compensation, incentive, bonus, equity or equity-based, change in control, retention, severance, salary continuation, health and welfare, death, disability, insurance, paid time off, vacation or holiday pay, sick leave, fringe, retiree or other employee benefits or other remuneration agreement, plan, policy, program, practice, Contract or arrangement, whether or not written or funded or unfunded, that is or has ever been in effect and covering or for the benefit of one or more current or former employees, officers, directors, managers, independent contractors or consultants of the Boxabl Companies and (i) is or was established, maintained, sponsored or contributed to by any Boxabl Company or (ii) under which any Boxabl Company is a party or has or may have any Liability. No Boxabl Company is or has in the past six (6) years been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code with any entity other than the Boxabl Companies themselves.

(b)           Each Company Benefit Plan is and during the past six (6) years has been operated in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a IRS approved plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or uses a form of trust agreement that is compatible with the plan’s IRS preapproved plan documents. To the Company’s knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)           With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Boxabl Company, the Company has provided to Acquiror accurate and complete copies, if applicable, of: (i) all executed plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority since January 1, 2023.

(d)           With respect to each Company Benefit Plan: (i) no breach of fiduciary duty has occurred; (ii) no Legal Proceeding is pending, or to the Company’s knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company financial statements.

(e)           Except as set forth in Section 4.14(e) of the Company Disclosure Letter, no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Boxabl Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is reasonably expected to cause such Liability to be incurred. No Boxabl Company currently maintains or has in the past three (3) years maintained or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)            No arrangement exists pursuant to which a Boxabl Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)           Each Boxabl Company has during the past six (6) years complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”).

(h)           Except as set forth in Section 4.14(h) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not (either alone or in combination with another event, contingent or otherwise): (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)            Except to the extent required by COBRA or similar state Law, no Boxabl Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j)            Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) is in documentary compliance with and has been administered in compliance with Section 409A of the Code.

(k)           Each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.

(l)            No Company Benefit Plan covers any employees outside of the United States.

Section 4.15.          Labor Relations; Employees.

(a)           Except as set forth in Section 4.15(a) of the Company Disclosure Letter, no Boxabl Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Boxabl Company, and the Company has no knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees in the past three (3) years. There has not occurred or, to the knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees in the past three (3) years. Section 4.15(a)  of the Company Disclosure Letter sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the knowledge of the Company, threatened between any Boxabl Company and Persons employed by or providing services as independent contractors to a Boxabl Company. No current officer of a Boxabl Company has provided any Boxabl Company with notice of his or her plan to terminate his or her employment with any Boxabl Company and, to the knowledge of the Company, no such person has any plans to terminate his or her employment with any Boxabl Company.

(b)           Except as set forth in Section 4.15(b) of the Company Disclosure Letter, each Boxabl Company (i) is and has since January 1, 2023 been in compliance in all material respects with all applicable Laws respecting labor and employment, including, without limitation, employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, harassment, retaliation, disability, labor relations, collective bargaining, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, background checks, plant closings and layoffs, whistleblower protection, and employee terminations, and has not received written or, to the knowledge of the Company, oral notice that there is any pending Legal Proceeding involving any such labor or employment matters against a Boxabl Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice), and (iv) has properly classified all service providers as either self-employed, employees or independent contractors and as exempt or non-exempt for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers. There are no material Legal Proceedings or unfair labor proceedings pending or, to the knowledge of the Company, threatened in the past three (3) years against a Boxabl Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. In the past three (3) years, there have been no harassment discrimination, or retaliation allegations against any director, officer, executive, or manager of any Boxabl Company by any current or former employee of or service provider to any Boxabl Company. During the past three (3) years, no Boxabl Company has implemented any employee layoffs or plant closings that would or did implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state or local Laws (collectively, “WARN”). The Company and the Company Subsidiaries affirm that they have no outstanding WARN liability.

(c)           Section 4.15(c) of the Company Disclosure Letter lists the employee ID of each person currently employed by each Boxabl Company and each such person’s principal location of employment, employer, hire date, status as exempt or non-exempt from overtime Laws, and base or hourly wage or other compensation rate (as applicable).

(d)           Section 4.15(d) of the Company Disclosure Letter lists the name of each person currently engaged by each Boxabl Company as an independent contractor (including any person engaged through any arrangement with such person’s loan-out or similar company), such person’s principal location of engagement, date of retention, and the compensation arrangement for the person.

(e)           Except as set forth on Section 4.15(e) of the Company Disclosure Letter, all employees of each Boxabl Company are employed at-will and no employee is subject to a term employment contract with a Boxabl Company, whether oral or written. The consummation of the transactions contemplated in this Agreement will not result in (i) any employee of any Boxabl Company receiving severance pay, unemployment compensation, bonus payment or any other payment, (ii) acceleration of the time of payment for vesting of, or increase the amount of compensation due to, any such employee, or (iii) any such employee having the right to terminate, shorten or otherwise change the terms of their employment.

Section 4.16.          Taxes.

(a)           All income and other material Tax Returns required to be filed by or with respect to any Boxabl Company have been timely filed (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects. All income or other material Taxes owed by any Boxabl Company (whether or not shown on any Tax Return) have been fully and timely paid.

(b)           The Financial Statements contain adequate reserves in accordance with GAAP for all liabilities for income and other material Taxes of any Boxabl Company that have accrued but were not yet due and payable or that are being contested in good faith as of the dates thereof.

(c)           Each Boxabl Company has collected and withheld all material Taxes required to be collected and withheld from payments to third parties and have, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all material amounts required to be collected or withheld and paid over under applicable Laws.

(d)           There is no Legal Proceeding currently pending or, to the knowledge of the Company, threatened in writing against a Boxabl Company by a Governmental Authority in a jurisdiction where the Boxabl Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)           There are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending or currently outstanding against a Boxabl Company in respect of any Tax, and no Boxabl Company has been notified in writing of any proposed Tax claims or assessments against it. There is no Tax deficiency outstanding, proposed in writing or assessed against any Boxabl Company, which deficiency has not been satisfied by payment, settled or withdrawn.

(f)            There are no Liens with respect to any Taxes upon any Boxabl Company’s property or assets, other than Permitted Liens.

(g)           No Boxabl Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Boxabl Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h)           No Boxabl Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Tax authority that would reasonably be expected to have a material impact on its Taxes following the Closing. No power of attorney that has been granted by any Boxabl Company with respect to a Tax matter is currently in effect.

(i)            No Boxabl Company has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4(b)(2).

(j)            No Boxabl Company is liable for Taxes of any other Person (other than another Boxabl Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor, or by Contract (other than customary commercial Contracts not primarily related to Taxes).

(k)           No Boxabl Company is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.

(l)            Except as set forth on Section 4.16(l) of the Company Disclosure Letter, no Boxabl Company is a party to or bound by any Tax allocation, indemnity or sharing agreement that would have continuing effect after the Closing Date, other than, in each case, customary commercial Contracts not primarily related to Taxes.

(m)          No Boxabl Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has been during the applicable period set forth in Section 897(c)(1), a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(n)           Section 4.16(n) of the Company Disclosure Letter lists the U.S. federal and state income Tax classification of each Boxabl Company, and, except as set forth in Section 4.16(n) of the Company Disclosure Letter, such classification has not changed since the formation of each such entity.

(o)           No Boxabl Company will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Law); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing Date (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) that occurred or were in existence prior to the Closing.

(p)           No Boxabl Company has taken or agreed to take any action, or is aware of the existence of any fact, condition or circumstance, that could reasonably be expected to prevent or impede the Intended Tax Treatment.

Section 4.17.         Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, director and officer, employment practices liability, product liability, workers’ compensation, and other forms of insurance held by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (the “Insurance Policies”). True, correct and complete copies of the certificates of insurance for all of the Insurance Policies as in effect as of the date hereof have been made available to Acquiror prior to the date hereof and copies of all such Insurance Policies will be made available to Acquiror prior to the Closing. All such policies are in full force and effect, all premiums due have been paid, and no written notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months. No written notice of pending material premium increase, cancelation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy.

Section 4.18.         Licenses. The Boxabl Companies maintain all material Licenses necessary for the Boxabl Companies to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. None of the Boxabl Companies: (a) is in default or violation (and to the knowledge of the Company no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party; (b) is or has been the subject of any pending or threatened Legal Proceeding by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; (c) in the past three (3) years, to the knowledge of the Company, has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, rescind, modify, impair, deny, or not renew any material License, except as would not reasonably be expected to be, individually or in the aggregate, material to the Boxabl Companies, taken as a whole, or (d) voluntarily allowed any material License then held to lapse or expire.

Section 4.19.         Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, or has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Boxabl Companies as owned by a Boxabl Company, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Boxabl Companies are in good operating condition and repair (ordinary wear and tear expected) and are suitable for the business as currently conducted by the Boxabl Companies.

Section 4.20.         Real Property.

(a)           Owned Real Estate. Section 4.20(a)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the real estate owned in fee by a Boxabl Company (collectively, “Owned Real Estate”), including the name of the current owner of each such Owned Real Estate. The Owned Real Estate, together with the Leased Real Property, comprises all of the real property used in the conduct of the business of the Boxabl Companies as currently conducted. Each Boxabl Company has good, marketable, and fee simple title to the respective Owned Real Estate of which it is the owner, and except as set forth on Section 4.20(a)(i) of the Company Disclosure Letter, free and clear of all Liens, except for Permitted Liens. Except as set forth on Section 4.20(a)(ii) of the Company Disclosure Letter, there are no outstanding options or rights of first refusal to sell any Owned Real Estate or any portion thereof or any interest therein, nor any other contractual right to sell, dispose or lease any of the Owned Real Estate or any portion thereof or any interest therein. The Owned Real Estate is leased or subleased for the operation of the business of a Boxabl Company to applicable third parties (each such lease or sublease, a “Owned Real Property Lease”). A list of such Owned Real Property Leases is set forth on Section 4.20(a)(iii) of the Company Disclosure Letter. Other than the applicable Boxabl Company and the tenants under such Owned Real Property Leases, no Person is in possession of, or has the right to use or occupy, any of the Owned Real Estate. The Company has provided to the Acquiror a true and complete copy of each of the Owned Real Property Leases. The Owned Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Boxabl Company or to the knowledge of the Company, any other party under any of the Owned Real Property Leases, and no Boxabl Company has received notice of any such condition. Except as set forth in Section 4.20(a)(iv) of the Company Disclosure Letter: (i) neither any Boxabl Company nor the Company have received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Owned Real Estate, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws; (ii) there is no pending or, to the Company’s knowledge, threat of any proceeding, claim, dispute, administrative action or judicial proceeding of any type relating to the Owned Real Estate or other matters materially and adversely affecting the current use or occupancy of the Owned Real Estate; (iii) neither any Boxabl Company nor the Company have received written notice of any pending condemnation proceedings with respect to any portion of any Owned Real Estate and, to the Company’s knowledge, no such proceedings are threatened; and (iv) neither any Boxabl Company nor the Company have received written notice of any actual, pending or, to the Company’s knowledge, threatened changes in the present zoning of any Owned Real Estate (or any part thereof).

(b)           Leased Real Property. Section 4.20(b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the Leased Real Property, and a complete and accurate list of the underlying leases and all amendments, modifications, extensions, renewals, and guarantees thereto (each such lease, a “Company Real Property Lease”), which includes the date of the applicable Company Real Property Lease, name of lessor, licensor or any other party thereto, as applicable. Each Boxabl Company has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, free and clear of all Liens, except for Permitted Liens. The Company has provided to the Acquiror a true and complete copy of each of the Company Real Property Leases. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. Neither the Company nor any of its Subsidiaries has subleased to anyone the right to use or occupy the Leased Real Property or any portion thereof and no Person (other than a Subsidiary) is in possession of, or has the right to use or occupy, any of the Leased Real Property. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Boxabl Company or, to the knowledge of the Company, any other party under any of the Company Real Property Leases, and no Boxabl Company has received notice of any such condition. Except as set forth in Section 4.20(b)(ii) of the Company Disclosure Letter: (i) neither any Boxabl Company nor the Company have received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws; (ii) there is no pending or, to the Company’s knowledge, threat of any proceeding, claim, dispute, administrative action or judicial proceeding of any type relating to the Leased Real Property or other matters materially and adversely affecting the current use or occupancy of the Leased Real Property; (iii) neither any Boxabl Company nor the Company have received written notice of any pending condemnation proceedings with respect to any portion of any Leased Real Property and, to the Company’s knowledge, no such proceedings are threatened; and (iv) neither any Boxabl Company nor the Company have received written notice of any actual, pending or, to the Company’s knowledge, threatened changes in the present zoning of any Leased Real Property (or any part thereof).

Section 4.21.         Intellectual Property.

(a)           Section 4.21(a)(i) of the Company Disclosure Letter sets forth: (i) all U.S. and foreign issued and applied-for Patents, registered and applied-for Trademarks, registered and applied-for Copyrights and Internet Assets in which a Boxabl Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Boxabl Company. All Company Registered IP is valid, in force and in good standing with all required fees and maintenance fees having been paid with no Legal Proceedings pending, and all pending applications to register any Copyrights, Patents and Trademarks are in good standing. Except as set forth on Section 4.21(a)(ii) of the Company Disclosure Letter, each Boxabl Company owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company IP and all Company Registered IP is unexpired and valid, subsisting and enforceable in all material respects. Except as set forth on Section 4.21(a)(iii) of the Company Disclosure Letter, all Company IP is owned exclusively by the applicable Boxabl Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to the use of such Company Registered IP.

(b)           Section 4.21(b) of the Company Disclosure Letter sets forth all material Intellectual Property licenses, sublicenses and other Contracts or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other non-exclusive software licenses for commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”) which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Boxabl Company is a licensee of Intellectual Property. All Company IP Licenses are valid and, to the knowledge of the Company, enforceable in accordance with their terms. The Company IP Licenses include all of the licenses, sublicenses and other Contracts or permissions necessary to operate the business of the Boxabl Companies as presently conducted. Each Boxabl Company has performed in all material respects all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Boxabl Company is not, nor, to the knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. No Boxabl Company is party to any Contract that requires a Boxabl Company to assign to any third Person all of its rights in any Intellectual Property developed by a Boxabl Company under such Contract.

(c)           Except for non-exclusive licenses granted to customers in the ordinary course of business, Section 4.21(c) of the Company Disclosure Letter sets forth all licenses and sublicenses under which a Boxabl Company is the licensor of Intellectual Property (each, an “Outbound IP License”). Each Boxabl Company has performed in all material respects all obligations imposed on it in the Outbound IP Licenses, and such Boxabl Company is not, nor, to the knowledge of the Company, is any other party thereto, in breach or default thereunder, nor, to the knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)           Except as set forth in Section 4.21(d)(i) of the Company Disclosure Letter, no Legal Proceeding is pending or, to the Company’s knowledge, threatened against a Boxabl Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to any Company IP or any other Intellectual Property currently licensed, used or held for use by the Boxabl Companies, which, individually or in the aggregate, would reasonably be expected to be material to the Boxabl Companies, taken as a whole if determined adversely to the Company nor, to the knowledge of the Company, is there any reasonable basis for any such Legal Proceeding. Except as set forth in Section 4.21(d)(ii) of the Company Disclosure Letter, in the past six (6) years, no Boxabl Company has received any written or, to the knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has occurred, as a consequence of the conduct of the business by any Boxabl Company, nor to the knowledge of the Company is there a reasonable basis therefor. There are no Governmental Orders to which any Boxabl Company is a party or its otherwise bound that (i) restrict the rights of a Boxabl Company to use, transfer, license or enforce any Company IP, (ii) restrict the conduct of the business of a Boxabl Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Company IP. Except as set forth in Section 4.21(d)(iii) of the Company Disclosure Letter, no Boxabl Company is currently infringing, misappropriating, or violating or has, in the past, infringed, misappropriated or violated (x) to the knowledge of the Company, any Patents or (y) any other any Intellectual Property, in each case (x) and (y) of any other Person or otherwise in connection with the conduct of the respective businesses of the Boxabl Companies. The use of the Company IP as contemplated would not constitute a misappropriation of a third party’s trade secrets or violate any non-compete agreement. Except as set forth in Section 4.21(d)(iv) of the Company Disclosure Letter, to the Company’s knowledge, no third party is currently, or in the past six (6) years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(e)           The Company is not and has never been a member of, a contributor to, or affiliated with, any industry standards or open source organization, body, working group, project, or similar organization (a “Standards Organization”), and neither the Company, nor any Company IP, is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any Standards Organization. The Company has provided accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to the Company’s membership in, contribution to, or affiliation with, any Standards Organization.

(f)            No current or former officers, employees or independent contractors of a Boxabl Company (i) except as set forth on Section 4.21(f) of the Company Disclosure Letter, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company IP nor (ii) have claimed any ownership interest in any Company IP. To the knowledge of the Company, there has been no violation of a Boxabl Company’s policies related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Company IP. Each Boxabl Company has taken reasonable security measures standard in the industry in order to protect the secrecy, confidentiality and value of the material Company IP. No trade secrets included in the Company IP have, to the knowledge of the Company, been disclosed or authorized to be disclosed to any third Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement.

(g)           The Boxabl Companies own or have a valid right to access and use all Systems that are material to the operation of the businesses of the Boxabl Companies. The Systems that are currently used by the Boxabl Companies constitute all the information and communications technology reasonably necessary to carry on the business of the Boxabl Companies as currently conducted. The consummation of the transactions contemplated hereby will not impair or interrupt in any material respect the Boxabl Companies’ access to and use of, or their respect right to access and use, the Systems or any third-party databases or third-party data used in connection with the business of the Boxabl Companies as currently conducted. The Boxabl Companies have taken commercially reasonable steps in accordance with industry standards that are designed to secure the Systems from unauthorized access or use by any Person and to ensure the continued uninterrupted and error-free operation of the Systems. The Boxabl Companies have in effect disaster recovery plans and procedures customary in the industry. Within the past three (3) years there: (x) have been no unauthorized intrusions or breaches of security with respect to the Systems; (y) has not been any material malfunction of the Systems that has not been remedied; and (z) has been no material unplanned downtime or service interruption with respect to any Systems.

(h)           The Boxabl Companies are and have been in compliance in all material respects with all applicable licenses with respect to the use by the Boxabl Companies of any third party components that constitute Open Source Software and none of the proprietary software forming a part of the Company IP contains, incorporates, includes or is embedded with any Open Source Software subject to any Reciprocal License. None of the Boxabl Companies has received any written demand from any Person for disclosure of any source code for proprietary software forming a part of the Company IP based on the use by the Boxabl Companies of any Open Source Software or other software subject to any Reciprocal License.

(i)            No Person has, to the knowledge of Company, obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Boxabl Company, nor, to the knowledge of Company, has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Boxabl Company. Each Boxabl Company has, to the knowledge of Company, complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Boxabl Companies does not violate any right to privacy or publicity of any third person.

(j)            Except as set forth in Section 4.21(j) of the Company Disclosure Letter, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Boxabl Company or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Boxabl Companies rights under such Contracts or Company IP Licenses to the same extent that the Boxabl Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Boxabl Companies would otherwise be required to pay in the absence of such transactions. Neither this Agreement nor the transactions will result in (i) any third party being granted rights or access to, or the placement in or release from escrow of, source code, (ii) the granting by Boxabl Companies to any third party any Company IP or any other proprietary right, (iii) Boxabl Companies being bound by, or subject to, any non-competition, non-assertion of its rights, most-favored nation provisions, or other restriction on the operation or scope of its business, or (iv) Boxabl Companies being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Company prior to the Closing. Following the Closing, all Company IP will be fully transferable, alienable, or licensable by Boxabl without restriction and without payment of any kind to any third party.

(k)            The Company IP is free from material defects and bugs, and substantially conforms to the applicable specifications, documentation, and samples therefor. The software included in the Company IP does not and shall not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s ability to use such software or the Company IP, including after a specific or random number of years or copies or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such software or Company IP.

Section 4.22.          Environmental Matters.

(a)           Except as set forth in Section 4.22(a) of the Company Disclosure Letter, the Boxabl Companies are and for the past three (3) years been in material compliance with all Environmental Laws.

(b)           Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will require any material consent or approval of, or the giving of any material notice to or filing with, any Governmental Authority pursuant to Environmental Law, nor result in the modification or termination of any material License required under Environmental Law, and none of the Boxabl Companies has received any written, unresolved notice regarding the revocation, suspension or material adverse amendment of any material License required under Environmental Law.

(c)           To the knowledge of the Company, there has been no Release of any Hazardous Materials (i) at, in, on or under any Owned Real Estate or the Leased Real Property or (ii) at, in, on or under any formerly Owned Real Estate or Leased Real Property during the time that the Company owned or leased such property, except as would not be, individually or in the aggregate, material to the Boxabl Companies, taken as a whole.

(d)           Except as set forth in Section 4.22(d) of the Company Disclosure Letter, none of the Boxabl Companies are subject to any current Governmental Order relating to any non-compliance with or liability under Environmental Laws by the Boxabl Companies or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials, except where such Governmental Order would not be, individually or in the aggregate, material to the Boxabl Companies, taken as a whole.

(e)           No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Boxabl Companies’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding, except where such Legal Proceeding would not be, individually or in the aggregate, material to the Boxabl Companies, taken as a whole.

(f)            Except as set forth on Section 4.22(f) of the Company Disclosure Letter or as provided in the Company Real Property Leases, none of the Boxabl Companies has, pursuant to any contract expressly agreed to indemnify or hold harmless any Person for any liability or obligation arising under Environmental Law, except where such indemnity would not be, individually or in the aggregate, material to the Boxabl Companies, taken as a whole.

(g)           The Company has made available to Acquiror true and complete copies of all material environmental reports, assessments, audits and inspections in the possession or control of the Boxabl Companies concerning any non-compliance of the Boxabl Companies with, or liability of any Boxabl Company under, Environmental Law.

Section 4.23.          Absence of Changes. Except as set forth in Section 4.23 of the Company Disclosure Letter, since the Interim Balance Sheet Date, (a) the Boxabl Companies have conducted the business in the ordinary course of business consistent with past practice, (b) there has not been any Company Material Adverse Effect; (c) other than in the ordinary course of business consistent with past practice, any purchase, redemption or other acquisition by the Company of any securities of the Boxabl Companies, and (d) any action taken or agreed upon by any of the Boxabl Companies that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of Acquiror.

Section 4.24.          Anti-Corruption Compliance.

(a)           For the past five (5) years, none of the Boxabl Companies, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Boxabl Companies, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case of clauses (i) and (ii) in violation of the Anti-Bribery Laws.

(b)           Each of the Boxabl Companies has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)           There are no current or, pending internal investigations or audits, or, to the knowledge of the Company, third-party investigations (including by any Governmental Authority), or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Boxabl Companies.

Section 4.25.         Information Supplied. None of the information supplied or to be supplied by the Boxabl Companies specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Acquiror Entities for inclusion or incorporation by reference in the Proxy Statement/Registration Statement of any Acquiror SEC Filings; or (b) any pro forma financial statements, projections or forecasts included in the Proxy Statement/Registration Statement.

Section 4.26.          Transactions with Affiliates. Except for employment relationships and compensation, benefits and travel advances provided in the ordinary course of business, transactions solely between Boxabl Companies or as disclosed on Section 4.26 of the Company Disclosure Letter, none of the Boxabl Companies nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Boxabl Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently a party to any transaction with a Boxabl Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Boxabl Company), (b) providing for the rental of real property or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Boxabl Company in the ordinary course of business consistent with past practice) any Related Person. Except as set forth on Section 4.26 of the Company Disclosure Letter, no Boxabl Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or material personal property, or material right, tangible or intangible (including Intellectual Property) which is used in the business of any Boxabl Company.

Section 4.27.         Brokers’ Fees. Except as set forth on Section 4.27 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by any of the Boxabl Companies or any of their Affiliates for which Acquiror or any of the Boxabl Companies has any obligation.

Section 4.28.          No Additional Representation or Warranties; No Reliance. Except as provided in this ARTICLE IV (as modified by the Company Disclosure Letter), and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Boxabl Companies or Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to Acquiror, Merger Sub or any of their Subsidiaries, Affiliates or Representatives. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS Section 4.28 (INCLUDING THE COMPANY DISCLOSURE LETTER), THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE ACQUIROR ENTITIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. The Company acknowledges and agrees that, except for the representations and warranties contained in ARTICLE V (as modified by the Acquiror Disclosure Letter) and in other agreements entered into in connection with the transactions contemplated by this Agreement, neither Acquiror or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding Acquiror or the transactions contemplated hereunder, including in respect of Acquiror the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in ARTICLE V (as modified by the Acquiror Disclosure Letter) or in other agreements entered into in connection with the transactions contemplated by this Agreement. The Company is not relying on any representations or warranties other than those representations or warranties set forth in ARTICLE V (as modified by the Acquiror Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR ENTITIES

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or furnished prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.8, Section 5.10, and Section 5.12, or (ii) in the case of Acquiror Entities, in the disclosure letter delivered to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this ARTICLE V), Acquiror Entities represent and warrant to the Company as follows:

Section 5.1.           Acquiror Organization. Each Acquiror Entity has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Governing Documents of Acquiror Entities, in each case, as amended to the date of this Agreement, previously delivered to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each Acquiror Entity is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.2.           Due Authorization.

(a)           Each Acquiror Entity has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror Entity, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)           The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror, and by Acquiror as the sole stockholder of Merger Sub, and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Stockholders and recommended for approval by the Acquiror Stockholders. On or prior to the date of this Agreement, the Board of Directors of the Acquiror has duly adopted resolutions at a meeting or by unanimous written consent (i) determining that this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of, Acquiror and Acquiror’s Stockholders, (ii) authorizing and approving the execution, delivery and performance by Acquiror of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby, and (iii) authorizing the issuance of the Total Share Consideration in connection with the Mergers, the issuance of Surviving Pubco Shares in connection with the any Transaction Financing and the issuance of Surviving Pubco Shares in connection with the conversion or redemption of Surviving Pubco Preferred Shares. No other action or proceeding on the part of the Acquiror Entities is necessary to authorize this Agreement and the documents contemplated hereby other than the Acquiror Stockholder Approvals.

Section 5.3.           No Conflict. Subject to the Acquiror Stockholder Approvals, the execution and delivery of this Agreement by the Acquiror Entities and the other documents contemplated hereby by the Acquiror Entities and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of any of the Acquiror Entities (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Acquiror Entities, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which an Acquiror Entity is a party or by which an Acquiror Entity may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of an Acquiror Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.4.           Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against an Acquiror Entity, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against an Acquiror Entity, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon an Acquiror Entity, nor are any assets of the Acquiror Entities’ respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. Each Acquiror Entity is, and has since its inception been, in compliance with all applicable Laws in all material respects. Since Acquiror’s formation, the Acquiror Entities have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5.           SEC Filings. Except for or in respect of any changes (including any restatements of reports or of financial statements contained therein) to Acquiror’s historical or current accounting of Acquiror’s outstanding redeemable shares as temporary, as opposed to permanent, equity (“Redeemable Share Classification Changes”) and except for any delays in the filing of Acquiror’s periodic reports as they come due (which, as of the date hereof, have all since been filed with the SEC), Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing, the “Acquiror SEC Filings”). Subject to the Redeemable Share Classification Changes, each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6.           Financial Statements; Internal Controls; Listing.

(a)           Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(b)           Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)           Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Capital Market of Nasdaq Stock Market (the “Nasdaq”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(d)           Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)           There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)            Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7.            Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of the Acquiror Entities with respect to the Acquiror Entities’ execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the filings with the Nevada Secretary of State contemplated by Section 2.4 and Section 7.6, (iii) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) the filing with Nasdaq and such other compliance with Nasdaq rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and (v) as otherwise disclosed in Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8.            Trust Account; Financial Capacity. As of the date of this Agreement, Acquiror has at least $81,002,253.93 in the Trust Account (including, if applicable, deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of January 28, 2025, by between Acquiror and Continental Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Acquiror and to the knowledge of Acquiror, the Trustee, enforceable against it and, to the knowledge of Acquiror, the Trustee in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Acquiror or, to the knowledge of Acquiror, the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, or breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

Section 5.9.           Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10.         No Undisclosed Liabilities. Except for any fees and expenses payable by the Acquiror Entities as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against an Acquiror Entity (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of the Acquiror Entities, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.11.          Capitalization of Acquiror.

(a)           As of the date of this Agreement, the authorized share capital of Acquiror is (A) 100,000,000 shares of Acquiror Common Stock, 10,295,800 of which are issued and outstanding as of the date of this Agreement, (B) 1,000,000 shares of Acquiror Preferred Stock, none of which are issued and outstanding as of the date of this Agreement, and (C) 1,000,000 private placement warrants (as described in the final prospectus of Acquiror, dated as of January 28, 2025 and filed with the SEC (Registration No. 33-275155) on January 29, 2025, each exercisable for one share of Acquiror Common Stock at an exercise price of $15 per share (collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)           Except for the Working Capital Loans, Acquiror’s Governing Documents and this Agreement, there is no outstanding Indebtedness of the Acquiror and there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c)           Except as set forth in this Section 5.11 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with any Transaction Financing, and the Working Capital Loans, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)           The Total Share Consideration when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound, and shall not be subject to any Lien other than those set forth in the Ancillary Agreements and the Governing Documents of Acquiror and those arising under applicable securities Laws.

(e)           Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

(f)            Stockholders of Acquiror are not entitled to dissenter’s rights under the Nevada Act in connection with the transactions contemplated by this Agreement, and the Board of Directors of Acquiror has not adopted or approved any resolution pursuant to the Nevada Act or otherwise granting dissenter’s, appraisal or similar rights to any holder of shares of Acquiror or any other equity interests of or in Acquiror or to any other person.

Section 5.12.          Brokers’ Fees. Except fees described in Section 5.12 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.13.          Taxes.

(a)           All income and other material Tax Returns required to be filed by or with respect to Acquiror or its Subsidiaries have been timely filed (taking into account any applicable extensions). All such Tax Returns are true, correct and complete in all material respects. All income or other material Taxes owed by Acquiror or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid.

(b)           Acquiror’s financial statements contain adequate reserves in accordance with GAAP for all liabilities for income and other material Taxes of the Acquiror Entities that have accrued but are not yet due and payable or that are being contested in good faith as of the dates thereof.

(c)           The Acquiror Entities have collected and withheld all material Taxes required to be collected and withheld from payments to third parties and have, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all material amounts required to be collected or withheld and paid over under applicable Laws.

(d)           There is no Legal Proceeding currently pending or, to the knowledge of Acquiror, threatened in writing against Acquiror or any of its Subsidiaries by a Governmental Authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)           There are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending or currently outstanding against the Acquiror or any of its Subsidiaries in respect of any Tax, and neither the Acquiror nor any of its Subsidiaries has been notified in writing of any proposed Tax claims or assessments against it. There is no Tax deficiency outstanding, proposed in writing or assessed against the Acquiror or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or withdrawn.

(f)            There are no Liens with respect to Taxes upon the property or assets of Acquiror or its Subsidiaries, other than Permitted Liens.

(g)           Neither the Acquiror nor any of its Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Acquiror or any of its Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h)           Neither the Acquiror nor any of its Subsidiaries has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Tax authority that would reasonably be expected to have a material impact on its Taxes following the Closing. No power of attorney that has been granted by the Acquiror or any of its Subsidiaries with respect to a Tax matter is currently in effect.

(i)            Neither the Acquiror nor any of its Subsidiaries has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4(b)(2).

(j)            Neither Acquiror nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Acquiror or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes).

(k)           No Acquiror Entity is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.

(l)            No Acquiror Entity is a party to or bound by any Tax allocation, indemnity or sharing agreement that would have continuing effect after the Closing Date, other than, in each case, customary commercial Contracts not primarily related to Taxes.

(m)          No Acquiror Entity: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has been during the applicable period set forth in Section 897(c)(1), a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(n)           Section 5.13(n) of the Acquiror Disclosure Letter lists the U.S. federal and state income Tax classification of each Acquiror Entity, and, except as set forth in Section 5.13(o) of the Acquiror Disclosure Letter, such classification has not changed since the formation of each such entity.

(o)           No Acquiror Entity will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of: (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Law); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) that occurred or were in existence prior to the Closing.

(p)           Neither the Acquiror nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact, condition or circumstance, that could reasonably be expected to prevent or impede the Intended Tax Treatment.

Section 5.14.          Business Activities.

(a)           Since their respective incorporations, neither Acquiror nor any of its Subsidiaries has conducted any business activities other than activities: (i) in connection with its organization; or (ii) directed toward the accomplishment of a business combination in accordance with its Governing Documents. Except as set forth in the Governing Documents of Acquiror, there is no Contract or Governmental Order binding upon Acquiror or any of its Subsidiaries or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of it or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing. No Acquiror Entity owns or leases any real property or personal property.

(b)           Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith) or as described in the Acquiror SEC Filings, neither Acquiror nor any of its Subsidiaries is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.15.          Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “FGMC”. Acquiror is in compliance with the rules of Nasdaq and there is no Legal Proceeding or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or terminate the listing of Acquiror Class A Common Stock on Nasdaq. None of Acquiror or any of its Subsidiaries has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 5.16.          Employees. Other than any officers as described in the Acquiror SEC Filings and consultants and advisors in the ordinary course of business, Acquiror and Merger Sub have never employed any employees or retained any contractors. Acquiror and Merger Sub have never and do not currently maintain, sponsor, or contribute to or have any direct or material liability under any benefit plan.

Section 5.17.          Transactions with Affiliates. Except as disclosed in the Acquiror SEC Filings, none of the Acquiror Entities nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of an Acquiror Entity or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) is presently a party to any transaction with an Acquiror Entity.

Section 5.18.          Anti-Corruption Compliance. Since its inception, none of the Acquiror Entities, nor, to the knowledge of the Acquiror, any director, officer, employee or agent acting on behalf of the Acquiror Entities, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws. Each of the Acquiror Entities has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws. To the knowledge of the Acquiror, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Acquiror Entities.

Section 5.19.         Information Supplied. None of the information supplied or to be supplied by the Acquiror Entities specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Boxabl Companies for inclusion or incorporation by reference in the Proxy Statement/Registration Statement or any Acquiror SEC Filings; or (b) any pro forma financial statements, projections or forecasts included in the Proxy Statement/Registration Statement.

Section 5.20.         No Additional Representation or Warranties. Except as provided in this ARTICLE V (as modified by the Acquiror Disclosure Letter), and the representations and warranties as may be provided in the other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Acquiror Entities nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to the Company or any of its Subsidiaries or Affiliates. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS Section 5.20 (INCLUDING THE ACQUIROR DISCLOSURE LETTER), EACH OF THE ACQUIROR ENTITIES MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE BOXABL COMPANIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF THE ACQUIROR ENTITIES OR ITS RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. Each of the Acquiror Entities acknowledges and agrees that, except for the representations and warranties contained in ARTICLE IV (as modified by the Company Disclosure Letter) and in other agreements entered into in connection with the transactions contemplated by this Agreement, neither Company or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Boxabl Companies or the transactions contemplated hereunder, including in respect of the Company and the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in ARTICLE IV (as modified by the Company Disclosure Letter) or in other agreements entered into in connection with the transactions contemplated by this Agreement. Each of the Acquiror Entities is not relying on any representations or warranties other than those representations or warranties set forth in ARTICLE IV (as modified by the Company Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS OF THE COMPANY

Section 6.1.            Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to ARTICLE X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Section 6.1 of the Company Disclosure Letter, as otherwise explicitly required by this Agreement or the Ancillary Agreements, as required by applicable Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) operate the business of the Company and its Subsidiaries in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent, other than in connection with Section 6.1(b), shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a)           change or amend the Governing Documents of the Company (other than by the Company Charter) or any of the Company’s Subsidiaries or;

(b)           issue, sell, pledge, dispose of, grant, transfer, subject to any Lien or encumber any shares of capital stock of, or other securities in, the Boxabl Companies;

(c)           split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d)           purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Boxabl Companies, except for (i) the acquisition by the Boxabl Companies of any shares of capital stock, membership interests or other equity interests of the Boxabl Companies in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company and (iii) transactions pursuant to Company Material Contracts in effect as of the date hereof;

(e)           enter into, modify or otherwise amend in a manner adverse to the Boxabl Companies, waive any material right or obligation, or terminate (other than expiration in accordance with its terms or termination due to uncured breach) any Company Material Contract or Contract of a type required to be listed on Section 4.13(a) of the Company Disclosure Letter had such Contract been entered into prior to the date of this Agreement, other than (i) in the ordinary course of business consistent with past practices or as required by Law or (ii) in accordance with Section 8.10;

(f)            enter into, modify or otherwise amend, waive any material right or obligation, or terminate any Contract with an Affiliate of the Company other than as required by Law;

(g)           sell, assign, transfer, convey, lease, subject to any Lien or encumber or otherwise dispose of any material tangible assets or properties of the Boxabl Companies, except for (i) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, or (ii) transactions in the ordinary course of business consistent with past practice and/or due to obsolescence;

(h)           except as otherwise required by Law, existing Company Benefit Plans, this Agreement or the Contracts listed on Section 4.13 of the Company Disclosure Letter, (i) grant any equity-based compensation, severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of the Boxabl Companies, including the hiring of additional officers or the termination of existing officers, in each case, with base annual compensation in excess of $300,000, other than terminations for cause or due to death, disability, resignation or retirement, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan (other than to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business), (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice or as reflected in any budget or financial forecast provided to Acquiror prior to the date hereof, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Boxabl Companies, or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Boxabl Companies;

(i)            enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Boxabl Companies as the bargaining representative for any employees of the Boxabl Companies;

(j)            (x) merge, consolidate or combine with any Person or (y) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets;

(k)           (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Boxabl Companies, (ii) incur, advance, make capital contributions to, or investments in, assume or otherwise become liable for any Indebtedness for borrowed money in excess of $500,000 individually or $1,000,000 in the aggregate, (iii) guarantee any Indebtedness of another Person in excess of $500,000 individually or $1,000,000 in the aggregate, (iv) make or commit to make capital expenditures other than in an amount not in excess of $2,000,000, in the aggregate, except in the ordinary course of business and consistent with past practice, or (v)  create any material Liens on any material property or assets of any of the Boxabl Companies in connection with any Indebtedness thereof (other than Permitted Liens);

(l)            (i) make, rescind or otherwise change any material election relating to Taxes, (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes, (iii) enter into any closing agreement in respect of a material amount of Tax, (iv) file any amended income or other material Tax Return, (v) surrender any material claim for refund, (vi) make any material change in its Tax policies or procedures or (vii) consent to any extension or waiver of any limitation period with respect to any income or other material Tax claim or assessment, other than any extensions or waivers requested in the ordinary course of business in connection with any property Tax claims or assessments;

(m)          adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Boxabl Company;

(n)           waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other Legal Proceedings, other than where such action is solely monetary in nature and do not exceed $100,000 individually or $1,000,000 in the aggregate;

(o)           transfer, license, sublicense, sell, transfer, assign, dispose of, abandon, fail to enforce or permit to lapse any rights to any Company IP, Company IP Licenses or Outbound IP Licenses;

(p)           terminate without replacement or amend in a manner materially detrimental to the Boxabl Companies, taken as a whole any License or Insurance Policy; or

(q)           authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 6.1.

The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Acquiror or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company and its Subsidiaries any time prior to the First Effective Time. Prior to the First Effective Time, the Company and its Subsidiaries will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 6.2.           Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Boxabl Companies by third parties that may be in the Boxabl Companies’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Boxabl Companies, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Boxabl Companies, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Boxabl Companies as such representatives may reasonably request, including all monthly income statements prepared by the Boxabl Companies; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sample or analysis of any properties, facilities or equipment of the Boxabl Companies without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any material Legal Proceeding initiated, pending or threatened during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such material Legal Proceedings, and (z) copies of any communications sent or received by the Boxabl Companies in connection with such material Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror and its Subsidiaries and their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement. Neither Acquiror nor its accountants, counsel and other representatives will contact any employee, customer, or supplier of any Boxabl Company without the prior written consent of the Company, and the Company shall have the right to have a representative participate in any such discussion.

Section 6.3.           Affiliate Agreements. All Contracts set forth on Section 6.3 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Boxabl Companies or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.3 of the Company Disclosure Letter.

Section 6.4.            No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than engaging in the transactions described herein), communicate such information to any third party (other than its Representatives that need to know such information in furtherance of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements), take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.5.            280G Approval. To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), the Company will: (a) no later than ten (10) days prior to the Closing Date, use commercially reasonable efforts to solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a) above, submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Acquiror. No later than seven (7) days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 6.5 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. In connection with the foregoing, Acquiror shall provide the Company with all information reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Acquiror or its Affiliates (“Acquiror Payments”), together with all other payments described in Section 280G(b)(2)(A)(i) of the Code, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least ten (10) Business Days prior to the Closing Date (and shall further provide any such updated information as is reasonably necessary prior to the Closing Date). Notwithstanding anything to the contrary in this Section 6.5 or otherwise in this Agreement, to the extent Acquiror has provided inaccurate information, or the Acquiror’s omission of information has resulted in inaccurate information, with respect to any Acquiror Payments, there shall be no breach of the covenant contained herein or the representation set forth in Section 4.14(f) and Section 4.14(g), above to the extent caused by such inaccurate or omitted information. Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the Company Security Holders was solicited in accordance with the foregoing and whether the requisite number of votes was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained. This Section 6.5 shall become operative only if the Parties, acting in good faith consultation with each other, determine that it shall become operative.

ARTICLE VII
COVENANTS OF ACQUIROR

Section 7.1.           Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s Stockholders prior to the Closing, Acquiror shall promptly notify the Company in writing of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.2.            Trust Account. Upon satisfaction or waiver of the conditions set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror shall: (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with that trust termination letter sending a termination substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”), (b) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to, (i) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, (ii) pay all amounts due in respect of the unpaid Company Transaction Expenses and unpaid Acquiror Transaction Expenses as of the Closing Date, and (iii) immediately following the payments described in clauses (i) and (ii) above, pay all remaining amounts then available in the Trust Account to the account(s) designated in writing by Acquiror, and (c) thereafter, cause the Trust Account to terminate, except as otherwise provided therein.

Section 7.3.           Listing. From the date hereof through the Closing, Acquiror shall use its reasonable best efforts to (a) remain listed as a public company on Nasdaq, (b) prepare and submit to Nasdaq or the NYSE (as reasonably agreed by the Parties in good faith) a listing application, if required under Nasdaq or NYSE rules and regulations, as promptly as practicable after the execution of this Agreement, covering the Surviving Pubco Common Shares, and (c) obtain approval for the listing of such Surviving Pubco Common Shares. The Company shall reasonably cooperate with Acquiror with respect to such listing and shall be given a reasonable opportunity to review and comment on such application and other proposed filings with Nasdaq or NYSE.

Section 7.4.           Conduct of Business.

(a)           During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except as otherwise explicitly required by this Agreement or the Ancillary Agreements, as required by applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) use reasonable best efforts to, operate the business of Acquiror in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by applicable Law:

(i)            change, modify or amend or seek any approval from the Acquiror Stockholders to change, modify or amend, the Trust Agreement or any other agreement related to the Trust Account or the Governing Documents of the Acquiror Entities, except as contemplated by the Acquiror Transaction Proposals or the Acquiror Conversion;

(ii)           (x) make or declare any dividend or distribution to the Acquiror’s Stockholders or make any other distributions in respect of any of Acquiror’s or its Subsidiaries’ share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or any of its Subsidiaries’ equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the Acquiror Entities, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii)          create, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of its Subsidiaries, other than Working Capital Loans;

(iv)          (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuances contemplated by ARTICLE III or issuances of Surviving Pubco Shares pursuant to any Transaction Financing, or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof;

(v)           merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Acquiror (other than the Acquiror Conversion or the Mergers);

(vi)          except for the Ancillary Agreements, enter into or amend any Contract with an Affiliate (including, for the avoidance of doubt, (x) the Sponsor, and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vii)         discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending Legal Proceeding or Legal Proceeding threatened in writing;

(viii)        other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(ix)          make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(x)           (i) make, rescind or otherwise change any material election relating to Taxes, (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes, (iii) enter into any closing agreement in respect of a material amount of Tax, (iv) file any amended income or other material Tax Return, (v) surrender any material claim for refund, (vi) make any material change in its Tax policies or procedures or (vii) consent to any extension or waiver of any limitation period with respect to any income or other material Tax claim or assessment; or

(xi)          enter into any agreement to do any action prohibited under this Section 7.4.

(b)           During the Interim Period, (i) Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party, other than such agreements or Contracts in violation of this Agreement, and (ii) Acquiror shall remain a “blank check company” as defined under the Securities Act and shall use commercially reasonable efforts to keep current and timely file all of its public filings with the SEC.

(c)           The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Company, directly or indirectly, the right to control or direct the business or operations of the Acquiror and Merger Sub any time prior to the First Effective Time. Prior to the First Effective Time, Acquiror and Merger Sub will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 7.5.           Transaction Financing. Acquiror and the Company shall, and Acquiror shall cause the Sponsor to, in good faith, reasonably cooperate with and support the efforts of the Company and/or Acquiror to pursue and consummate any Transaction Financing. Such cooperation and support shall include, without limitation, providing reasonably requested information, documents, or materials in the possession or control of the applicable Parties, participating in customary due diligence processes, and facilitating communications with potential investors or lenders, in each case to the extent reasonably necessary to assist the Company, Acquiror or the Sponsor in their respective Transaction Financing efforts; provided, however, that no Party shall be obligated to undertake any efforts to independently raise or secure such Transaction Financing or to incur any liability or obligation in connection therewith, unless expressly agreed otherwise in writing. For the avoidance of doubt, no minimum level of cash shall be required to be held by Acquiror prior to or at Closing.

Section 7.6.           Post-Closing Directors of Surviving Pubco. Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Second Effective Time:

(a)           the Board of Directors of Surviving Pubco shall initially consist of five (5) directors, a majority of which will be independent under Nasdaq or NYSE rules and regulations, as applicable, and shall initially include:

(i)            four (4) director nominees designated by the Company; and

(ii)           one (1) director nominee designated by the Acquiror.

(b)           Within 45 days after the date hereof, each of the Company and the Acquiror shall provide to the other Party a list of such Party’s director designees pursuant to Section 7.6(a).

(c)           If any Person nominated pursuant to Section 7.6(a) is not duly elected at the Acquiror’s Stockholders’ Meeting, the Parties shall take all necessary action to fill any such vacancy on the board of directors of Acquiror with an alternative Person designated by the Company or Acquiror pursuant to Section 7.6(a).

Section 7.7.           Inspection. Subject to confidentiality obligations that may be applicable to information furnished to Acquiror by third parties that may be in the Acquiror’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, Acquiror shall, and shall cause its Subsidiaries to, afford to the Company and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of Acquiror, to all of the properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Acquiror as such representatives may reasonably request. All information obtained by the Company and its respective representatives pursuant to this Section 7.7 shall be subject to the Confidentiality Agreement.

ARTICLE VIII
JOINT COVENANTS

Section 8.1.           HSR Act; Other Filings.

(a)           In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if required. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)           Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination (if available) of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if required, and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)           Acquiror, the Company and their respective affiliates shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided, however, that none of Acquiror, Sponsor, the Company, nor any of their respective Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of their respective businesses or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of any such business or (ii) terminate, amend or assign existing relationships and contractual rights and obligations thereof. Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror, the Company, nor any of their respective Affiliates in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and the Company and their respective Subsidiaries.

(d)           With respect to each of the above filings, and any other requests, inquiries, Legal Proceedings or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

(e)           Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 8.2.           Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a)           Registration Statement and Prospectus.

(i)            As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror and the Company, as applicable, shall file with the SEC, mutually acceptable materials which shall include a joint proxy statement to be sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting and to the holders of Company Common Stock relating to the Company Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement/Registration Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable and prompt cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Proxy Statement/Registration Statement, in which the Proxy Statement/Registration Statement will be included as a prospectus, in connection with the registration under the Securities Act of the Surviving Pubco Shares issuable as Total Share Consideration (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Proxy Statement/Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Proxy Statement/Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to promptly furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE and Nasdaq) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Proxy Statement/Registration Statement is declared effective under the Securities Act. The Proxy Statement/Registration Statement shall comply with all applicable requirements under the Dissenter’s Rights Statutes.

(ii)           To the extent not prohibited by Law, each Party shall advise the other, reasonably promptly after it receives notice thereof, of the time when the Proxy Statement/Registration Statement, as applicable, has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement, as applicable, or for additional information. To the extent not prohibited by Law, each Party and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement, as applicable, and any Offer Document each time before any such document is filed with the SEC, and each Party shall give reasonable and good faith consideration to any comments made by the other and its counsel. To the extent not prohibited by Law, each Party shall provide the other and its counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement, as applicable, or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with such Party or its counsel in any discussions or meetings with the SEC.

(iii)          Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Proxy Statement/Registration Statement will, at the time the Proxy Statement/Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement/Registration Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)          If at any time prior to the Closing any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement/Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement/Registration Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(b)           Acquiror Stockholder Approvals. Acquiror shall (a) as promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement/Registration Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq requirements, for a date no later than thirty (30) Business Days following the date the Proxy Statement/Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Acquiror Transaction Proposals, and (b) provide its stockholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its stockholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, including approval of the Mergers, (B) approval of the issuance of shares of Total Share Consideration in connection with the Mergers, (C) election of directors effective as of the Closing as contemplated by Section 7.6(a), (D) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement/Registration Statement or correspondence related thereto, (E) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, (F) approval of the Acquiror Charter Amendment and (G) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (G), together, the “Acquiror Transaction Proposals”), and include such recommendation in the Proxy Statement/Registration Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, its recommendation to the Acquiror’s Stockholders that they vote in favor of the Acquiror Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the Acquiror’s Stockholders described in this Section 8.2(b), an “Acquiror Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Acquiror Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Acquiror Transaction Proposals and (z) Acquiror agrees that if the Acquiror Stockholder Approvals shall not have been obtained at any such Acquiror Stockholders’ Meeting, then Acquiror shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Stockholders’ Meetings in order to obtain the Acquiror Stockholder Approvals. Acquiror may only adjourn (and, in the case of clauses (i) and (ii), shall adjourn) the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided that the Acquiror Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.

(c)           Company Stockholder Approval. The Company shall as promptly as practicable after the Proxy Statement/Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement/Registration Statement to be disseminated to Company Stockholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) in accordance with the Company’s Governing Documents, for a date no later than thirty (30) Business Days following the date the Proxy Statement/Registration Statement is declared effective, and (iii) solicit proxies from the holders of Company Common Stock to vote in favor of each of the Company Transaction Proposals. The Company shall, through its Board of Directors, recommend to its stockholders the (A) approval of the First Merger in accordance with applicable Law and exchange rules and regulations, (B) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement/Registration Statement or correspondence related thereto, (C) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (D) postponement or adjournment of the Company Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), together, the “Company Transaction Proposals”), and include such recommendation in the Proxy Statement/Registration Statement. The Board of Directors of the Company shall not withdraw, amend, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, its recommendation to the Company Stockholders that they vote in favor of the Company Transaction Proposals (any such withdrawal, amendment, qualification or modification of its recommendation to the Company Stockholders described in this Section 8.2(c) or public proposal to do the same, a “Company Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Company’s obligations to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be affected by any Company Modification in Recommendation, (y) the Company agrees to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting and submit for approval the Company Transaction Proposals and (z) the Company agrees that if the Company Stockholder Approval shall not have been obtained at any such Company Stockholders’ Meeting, then the Company shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 8.2(c), and hold additional Company Stockholders’ Meetings in order to obtain the Company Stockholder Approval. The Company may only postpone or adjourn (and, in the case of clauses (i) and (ii), shall adjourn) the Company Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s Stockholders prior to the Company Stockholders’ Meeting; provided that the Company Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Company Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date.

Section 8.3.           Support of Transaction. Without limiting any covenant contained in ARTICLE VI or ARTICLE VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of ARTICLE IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.

Section 8.4.           Certain Tax Matters.

(a)           Intended Tax Treatment.

(i)            The Parties intend that each of the Mergers, taken together, qualifies for the Intended Tax Treatment. The Mergers shall be reported by the Parties for all applicable Tax purposes in accordance with the Intended Tax Treatment, and the Parties will not take any inconsistent position on any Tax Return or during the course of any action, audit, or other similar proceeding with respect to Taxes, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(ii)           The Acquiror shall promptly notify the Company if, at any time before the First Effective Time, the Acquiror becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment. The Company shall promptly notify the Acquiror if, at any time before the First Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.

(iii)          Each of the Parties shall use its reasonable best efforts to cause each of the Mergers, taken together, to qualify for the Intended Tax Treatment, and no such Party shall take or cause to be taken or knowingly fail to take or cause to be taken any action which could reasonably be expected to prevent or impede the Intended Tax Treatment. The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment, including by taking the actions set forth on Section 8.4(a) of the Company Disclosure Letter.

(iv)          The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b)           Transfer Taxes. Any and all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by the Party responsible therefor under applicable Law. For the avoidance of doubt, Transfer Taxes shall not include any federal, state, local or non-U.S. Taxes measured by or based upon income or gains. The Party responsible for filing Tax Returns and other documentation with respect to Transfer Taxes shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The Parties shall cooperate in good faith to minimize the amount of any Transfer Taxes payable in connection with the Mergers.

(c)           Opinion. In the event the SEC requires a tax opinion regarding the Intended Tax Treatment, the Company shall cause Winston & Strawn LLP to deliver such tax opinion to the Company. Each party shall use reasonable best efforts to execute and deliver customary Tax representation letters to the applicable Tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Intended Tax Treatment.

Section 8.5.           Cooperation; Consultation.

(a)           Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any Transaction Financing and any other financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b)           From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12(a)), until the Closing Date, Acquiror and the Company shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the other and each other’s financial advisors reasonably informed with respect to the transactions contemplated herein, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or Acquiror or their respective financial advisors with respect to such matters.

Section 8.6.           Notification. From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof the Company or Acquiror becomes aware of any fact or condition arising after the date hereof that (a) for the Company constitutes a material breach of any representation or warranty made by the Company in ARTICLE IV or of any covenant that would cause the conditions set forth in Section 9.2(a) or Section 9.2(b), as applicable, not to be satisfied as of the Closing Date, or (b) for Acquiror constitutes a material breach of any representation or warranty made by Acquiror in ARTICLE V or of any covenant that would cause the conditions set forth in Section 9.3(a) or Section 9.3(b), as applicable, not to be satisfied as of the Closing Date, the Company or Acquiror, as applicable, will disclose in writing to the other such breach.

Section 8.7.           Indemnification; Directors’ and Officers’ Insurance.

(a)           Each of the Acquiror and the Company agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Acquiror and Company and their respective Subsidiaries, as provided in the Acquiror’s Governing Documents and the Company’s Governing Documents and the Governing Documents of such Subsidiaries or otherwise in effect as of the date of this Agreement, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years (or until the final resolution of any Legal Proceedings commenced during such period), and (ii) Surviving Pubco will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period. To the maximum extent permitted by applicable Law, during such six (6) year period (or such longer period of resolution), Surviving Pubco shall advance expenses in connection with such indemnification as provided in the Company’s Governing Documents, Acquiror’s Governing Documents, the Governing Documents of their respective Subsidiaries or other applicable agreements. The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents and the Acquiror’s Governing Documents and the Governing Documents of their respective Subsidiaries, or otherwise, shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Company or the Acquiror or who served as a director, officer, member, trustee or fiduciary of another Person at the request of the Company, the Acquiror or their respective Subsidiaries (the “D&O Persons”) to be so indemnified, receive advances of expenses, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of the Company or the Acquiror or any other such Person prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)           None of Acquiror or the Company shall have any obligation under this Section 8.7 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)           The Company shall, at or prior to the Closing, purchase a prepaid “tail” policy of directors’ and officers’ liability insurance for a period of six (6) years following the Closing Date (the “Company D&O Tail Policy”). The Company D&O Tail Policy shall (i) cover all Persons who are insured under the Company’s existing directors’ and officers’ liability insurance policy as of the date hereof for acts or omissions occurring at or prior to the Closing, (ii) provide terms, conditions, retentions, and limits of liability that, in the aggregate, are no less favorable to the insureds than those applicable under such existing policy, and (iii) be non-cancelable and non-renewable other than by the insureds. Following the purchase of the Company D&O Tail Policy, the Surviving Pubco shall not take, and shall cause its Subsidiaries not to take, any action that would result in the cancellation, termination, or lapsing of such coverage. Notwithstanding the foregoing, if the aggregate premium for the Company D&O Tail Policy would exceed two hundred fifty percent (250%) of the annual premium currently paid by the Company for its existing directors’ and officers’ liability insurance, the Company shall be required to purchase, and the Surviving Pubco shall be required to maintain, the greatest level of coverage that can be obtained for a premium equal to such two hundred fifty percent (250%) cap.

(d)           Prior to the First Effective Time, Acquiror shall, at its sole option, purchase a “tail” policy (an “Acquiror D&O Tail Policy”), to be effective as of the First Effective Time, with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Acquiror as of the date hereof, which Acquiror D&O Tail Policy shall be on the same or substantially similar terms agreed to for such tail policy by Acquiror in connection with its initial public offering. If Acquiror elects to purchase such an Acquiror D&O Tail Policy prior to the First Effective Time, the Surviving Pubco will maintain such Acquiror D&O Tail Policy in full force and effect for a period of no less than six (6) years after the Closing Date and continue to honor its obligations thereunder.

(e)           If Surviving Pubco, Acquiror, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Surviving Pubco, Acquiror or the Company shall assume all of the obligations set forth in this Section 8.7 unless otherwise assumed by operation of Law.

(f)            The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.7 are intended to be third-party beneficiaries of this Section 8.7. This Section 8.7 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror and the Company. The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of the Acquiror or the Company, any other indemnification arrangement, any applicable Law or otherwise.

Section 8.8.            Section 16 Matters. Prior to the First Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of securities of the Company or the Acquiror (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

Section 8.9.           [reserved].

Section 8.10.         Consents. The Boxabl Companies shall use commercially reasonable efforts during the Interim Period to obtain consents of all Persons who are party to the agreements set forth on Section 4.4, or Section 8.10 of the Company Disclosure Letter and obtain all Governmental Authorizations set forth on Section 4.5 of the Company Disclosure Letter. All costs incurred in connection with obtaining such consents shall constitute a Company Transaction Expense. The Boxabl Companies shall be entitled to agree to such amendments, modifications and/or full or partial prepayments to, or to the establishment of reserves under, such agreements as may be reasonably necessary to obtain any such required consent; provided that the Company shall (i) give Acquiror written notice reasonably in advance of agreeing to any such amendments, modifications, full or partial prepayments, or establishment of reserves, and (ii) provide timely updates of any discussions with third parties relating to such required consents or to any such amendments, modifications, full or partial prepayments, or establishment of reserves, and, in each case of (i) and (ii), consider in good faith any comments that Acquiror may provide with respect to such matters. Acquiror shall have the right to review in advance, and to the extent practicable will consult with the Company on the information provided in connection with obtaining such consents and as to the form and substance of such consents. Acquiror and its Subsidiaries shall (a) cooperate in the preparation and submission of each application or filing for any such consent or Governmental Authorization, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to the applicable Persons who are party to the agreements in connection with such consent, (b) deliver to each Person who is a party to such agreements or who has the authority to grant such Governmental Authorizations, as applicable, on a confidential basis all documents and information required by the applicable documents relating to Acquiror and its Subsidiaries, and such other information or documentation as such Persons who are party to the agreements or who have the authority to grant such Governmental Authorizations may request with respect to Acquiror, including, without limitation, financial statements, income Tax Returns and other financial information, and (c) reasonably cooperate and assist the Boxabl Companies in connection with soliciting and obtaining such consents and Governmental Authorizations, including the preparation and delivery of any information relating to Acquiror and all other information required under the applicable documents and as may be reasonably requested by any such Persons who are party to such agreements or who have the authority to grant such Governmental Authorizations (or any servicer on behalf of any such Person).

Section 8.11.          Takeover Statutes. Subject to the terms and conditions of this Agreement, each of the Company and Acquiror shall use its reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to the Company, Acquiror, Surviving Pubco, Merger Sub, this Agreement, the Mergers or any other transactions contemplated hereby and refrain from taking any actions that would cause the applicability of any Takeover Statute and (b) if any Takeover Statute becomes applicable to the Company, Acquiror, Surviving Pubco, Merger Sub, this Agreement, the Mergers or any other transaction contemplated hereby, take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Company, Acquiror, Surviving Pubco, Merger Sub, this Agreement, the Mergers and the other transactions contemplated hereby.

Section 8.12.         Exclusivity.

(a)           During the Interim Period, Acquiror shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Business Combination other than the transactions contemplated herein (a “Business Combination Proposal”), (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Business Combination Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Business Combination Proposal or (v) propose, resolve or agree to do, or do, any of the foregoing. If a party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to a Business Combination Proposal at any time prior to the Closing, then such party shall promptly (and in no event later than twenty four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing of the terms of this Section 8.12. Without limiting the foregoing, it is understood that any violation of the restrictions contained in Section 8.12 by any of Acquiror’s Subsidiaries, or any of Acquiror’s or its Subsidiaries’ respective Representatives acting on Acquiror’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 8.12 by Acquiror. Acquiror shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal.

(b)           During the Interim Period, the Company shall not, shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to an Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, business, assets, books, records or any confidential information or data to, any person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) propose, resolve or agree to do, or do, any of the foregoing. If the Company, its Subsidiaries or any of their Representatives receives any inquiry or proposal with respect to an Acquisition Proposal at any time prior to the Closing, then such party shall promptly (and in no event later than twenty-four (24) hours after such party becomes aware of such inquiry or proposal) notify such person in writing of the terms of this Section 8.12(b). The Company shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Proposal.

(c)           For purposes of this Agreement, “Acquisition Proposal” means any bona fide written proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) all or substantially all of the assets or businesses of the Company and its Subsidiaries, or (B) more than 50% of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Mergers and other transactions contemplated by this Agreement.

ARTICLE IX
CONDITIONS TO OBLIGATIONS

Section 9.1.           Mutual Closing Conditions. The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)           The Acquiror Stockholder Approvals shall have been obtained;

(b)           The Company Stockholder Approval shall have been obtained;

(c)           The Proxy Statement/Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Proxy Statement/Registration Statement;

(d)           The waiting period or periods under the HSR Act, if applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, shall have expired or been terminated;

(e)           There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby; and

(f)            The Surviving Pubco Common Shares to be issued in connection with the Mergers and Closing shall have been approved for listing on Nasdaq or NYSE pursuant to Section 7.3, and, immediately following the Closing, Surviving Pubco shall, after giving effect to the Acquiror Share Redemption, satisfy any applicable initial and continuing listing requirements of NYSE or Nasdaq, as applicable, and Acquiror shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be curable at or immediately following, the Closing.

Section 9.2.           Conditions to Obligations of Acquiror Entities. The obligations of the Acquiror Entities to consummate, or cause to be consummated, the Mergers and the transactions contemplated herein are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)           (i) The representations and warranties of the Company set forth in Section 4.1 (Company Organization), Section 4.2 (Subsidiaries) other than the last sentence thereof, Section 4.3 (Due Authorization), Section 4.6 (Capitalization), and Section 4.27 (Brokers’ Fees) shall be true and correct in all respects as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Company set forth in ARTICLE IV other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b)           The Boxabl Companies shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c)           The Acquiror Charter Amendment shall have been duly adopted by the Acquiror, filed with and accepted by the Texas Secretary of State, and shall be in full force and effect as of the Closing;

(d)           No Company Material Adverse Effect shall have occurred since the date of this Agreement; and

(e)           The Company shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.5(a) and Section 2.5(c)(ii).

Section 9.3.           Conditions to the Obligations of the Boxabl Companies. The obligation of the Boxabl Companies to consummate, or cause to be consummated, the Mergers and the transactions contemplated herein is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)           (i) The representations and warranties of the Acquiror set forth in Section 5.1 (Acquiror Organization), Section 5.2 (Due Authorization), Section 5.10 (Capitalization of Acquiror), and Section 5.12 (Brokers’ Fees) shall be true and correct in all respects as of the Closing Date (other than such representations and warranties that expressly relates to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Acquiror set forth in ARTICLE V other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have an Acquiror Material Adverse Effect;

(b)           The Acquiror and its Subsidiaries shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c)           No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement;

(d)           Acquiror shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.5(b) and Section 2.5(c)(i); and

(e)           The Acquiror shall have completed the Acquiror Conversion in accordance with applicable Law, and such Acquiror Conversion shall be in full force and effect as of the Closing.

ARTICLE X
TERMINATION/EFFECTIVENESS

Section 10.1.          Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)           by written consent of the Company and Acquiror;

(b)           by written notice of the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which has become final and nonappealable and has the effect of making consummation of the transactions contemplated herein illegal or otherwise preventing or prohibiting consummation of the transactions contemplated herein; provided that neither Acquiror nor the Company shall have the right to terminate this Agreement pursuant to this Section 10.1(b) if any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Law or Governmental Order and such action or failure to perform constitutes a breach of this Agreement;

(c)           by written notice of the Company or Acquiror if the Acquiror Stockholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if the failure to obtain such Acquiror Stockholder Approvals is proximately caused by any action or failure to act of such Party that constitutes a breach of this Agreement;

(d)           by written notice of the Company or Acquiror if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the failure to obtain such Company Stockholder Approval is proximately caused by any action or failure to act of such Party that constitutes a breach of this Agreement; provided, further, that the right to terminate the Agreement pursuant to this Section 10.1(d) shall expire and Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the Company Stockholder Approval has been obtained and delivered to Acquiror prior to the time that this Agreement is terminated pursuant to this Section 10.1(d);

(e)           by written notice of the Company or Acquiror if the Closing has not occurred on or before December 31, 2025 (the “Agreement End Date”) (other than as a result of the terminating party’s failure to comply with its obligations under this Agreement which has resulted in the failure to satisfy a condition set forth in ARTICLE IX); provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to a Party if such Party’s (or, in the case of Acquiror, Merger Sub’s) breach of this Agreement proximately caused the failure of the Closing to occur on or before the Agreement End Date;

(f)            by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement (other than with respect to a breach of Section 8.2(c), as to which Section 10.1(g) will apply) on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), provided, however, that Acquiror has not waived such Terminating Company Breach and neither Acquiror nor Merger Sub are then in material breach of their representations, warranties, covenants or agreements in this Agreement, except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Agreement End Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(g)           by written notice to the Company from Acquiror if (i)  the Company shall, within 10 Business Days of a tender or exchange offer relating to securities of the Company having been commenced, failed to publicly recommend against such tender or exchange offer, (ii) the Company shall have failed to publicly reaffirm its recommendation of the Mergers within 10 Business Days after the date any Acquisition Proposal shall have been announced, or (iii) a willful or material breach by the Company of Section 8.12 shall have occurred; or

(h)           by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), provided, however, that the Company has not waived such Terminating Acquiror Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement, except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Agreement End Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period.

Section 10.2.          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement or actual fraud occurring prior to such termination, except that the provisions of this Section 10.2, Section 10.3 and ARTICLE XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Section 10.3.         Fees and Expenses. Upon the termination of this Agreement pursuant to Section 10.1, all fees and expenses incurred in connection with this Agreement, the Acquiror Conversion, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement/Registration Statement, and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by the Acquiror and the Company. Notwithstanding anything to the contrary in this Section 10.3, nothing herein shall relieve any Party from any liability for any actual fraud or any willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.1.          Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in its final prospectus filed with the SEC (the “Prospectus”), substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its income Tax, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the shares of Acquiror Common Stock if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of Acquiror Common Stock properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2.          Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3.          Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)            If to an Acquiror Entity, to:

FG Merger II Corp.
104 S. Walnut Street, Unit 1A
Itasca, IL 60143
Attention: Hassan R. Baqar
Email: hbaqar@sequoiafin.com

with copies (which shall not constitute notice) to:

Loeb & Loeb LLP
345 Park Avenue
New York, NY
Attention: Mitchell Nussbaum; Giovanni Caruso

Email: mnussbaum@loeb.com; gcaruso@loeb.com

(b)           If to the Boxabl Companies prior to the Closing (or to Surviving Pubco or the Company after the Closing), to:

BOXABL Inc.
5345 E. N. Belt Road
North Las Vegas, NV 89115
Attention: Martin Costas
Email: martin@boxabl.com

with copies (which shall not constitute notice) to:

Winston & Strawn LLP
800 Capitol Street, Suite 2400
Houston, TX 77002
Attention: Michael J. Blankenship
Email: Mblankenship@winston.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4.         Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.4 shall be null and void, ab initio.

Section 11.5.         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 8.7 (which shall be for the benefit of the D&O Persons), (b) the provisions of Section 11.18 (which shall be for the benefit of the Persons described therein), and (c) the provisions of Section 11.16 (which shall be for the benefit of the Persons described therein).

Section 11.6.         Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided that, if the Closing shall occur, Acquiror shall make, or cause to make, such payments contemplated in accordance with Section 7.2; provided, further, that in no event will Acquiror incur unpaid expenses in excess of $2,000,000, in the aggregate, excluding any deferred underwriting fees (it being understood between the Parties that the Company may use up to 50% of any such deferred underwriting fees to satisfy any obligations owing by the Company to any broker, finder, investment banker or other Person entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby), all filing and other fees paid to the SEC or FINRA by Acquiror, filing fees payable to the Antitrust Authorities and any expenses that have already been paid prior to closing or will be paid at or after closing from the existing working capital of Acquiror available prior to Closing for the Acquiror D&O Policy.

Section 11.7.         Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Nevada, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8.         Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9.         Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10.       Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Confidentiality and Non-Disclosure Agreement, dated as of April 14, 2025, between Acquiror and the Company (the “Confidentiality Agreement”), (c)  the Sponsor Support Agreement, (d) the Company Support Agreement, and (e) the Company Lock-Up Agreements and the Sponsor Lockup Agreements, (clauses (b) through (e), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11.       Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12.       Publicity.

(a)           All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b)           The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filing shall be deemed not to violate this Section 11.12. Nothing contained herein shall prevent Acquiror and the Company and their respective Affiliates (including the Company Stockholders and their respective equity holders) from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors and prospective investors in connection with their and their Affiliates’ fund raising, marketing, informational or reporting activities, so long as such recipients are obligated to keep such information confidential.

Section 11.13.        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14.        Jurisdiction; Waiver of Jury Trial.

(a)           Each of the Parties hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts sitting in sitting in Clark County, Nevada, or, if that Court does not have jurisdiction, the U.S. District Court for the U.S. District Court for the District of Nevada, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than those set forth in the foregoing clause (a), (d)  waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and (f) agrees that each of the other Parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the state courts sitting in Clark County, Nevada, or, if that Court does not have jurisdiction, the U.S. District Court for the U.S. District Court for the District of Nevada. Each of the Acquiror, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)           Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 11.14(a) in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.3. However, the foregoing shall not limit the right of a Party to effect service of process on any other Party by any other legally available method.

(c)           EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15.       Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.16.       Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)           Solely with respect to the Company, Acquiror and its Subsidiaries, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and its Subsidiaries as named parties hereto; and

(b)           Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or their respective Subsidiaries and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or its Subsidiaries under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17.       Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this ARTICLE XI.

Section 11.18.       Conflicts and Privilege.

(a)           Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Founder Group”), on the one hand, and (y) Acquiror and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Loeb & Loeb LLP (“Loeb”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Founder Group, in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Founder Group, on the one hand, and Loeb, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Founder Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror; provided that if after the Closing a dispute arises between Surviving Pubco or any of its Affiliates, on the one hand, and a third party other than the Sponsor or any of its respective Affiliates, on the other hand, Surviving Pubco may assert the attorney-client privilege to prevent disclosure of such communications to such third party (but, for the avoidance of doubt, neither Surviving Pubco or any of its Affiliates may waive such privilege without the prior written consent of the Sponsor). Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

(b)           Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Company Group”), on the one hand, and (y) Acquiror and/or any member of the Founder Group, on the other hand, any legal counsel, including Winston & Strawn LLP (“Winston”), CrowdCheck Law (“CrowdCheck”) and Brownstein Hyatt Farber Schreck, LLP (“Brownstein”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror. Acquiror and the Company, on behalf of their respective successors and assigns further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and Winston, CrowdCheck or Brownstein, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Acquiror.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF the undersigned have hereunto caused this Agreement to be duly executed as of the date first above written.

FG MERGER II CORP.

By:	/s/ Larry Swets
Name:	Larry Swets
Title:	Chief Executive Officer

FG MERGER SUB II INC.

By:	/s/ Hassan Baqar
Name:	Hassan Baqar
Title:	Chief Executive Officer

BOXABL INC.

By:	/s/ Galiano Tiramini
Name:	Galiano Tiramini
Title:	co-Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A-1

Form of Company Lock-Up Agreement

Exhibit A-2

Form of Sponsor Lock-Up Agreement